UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW FUEL SYSTEMS INC.

(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA, CANADA
(State or other jurisdiction of incorporation or organization)

2860
(Primary Standard Industrial Classification Code)

26-3937768
(I.R.S. Employer Identification Number)

Unit 210, 5641  201 Street
Langley, British Columbia
Canada, V3A 8A4
Phone: (604) 532-2090
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Keith Vogt
1621 Central Avenue
Cheyenne, Wyoming 82001
Telephone: (307) 773-0121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Gary R. Henrie, Esq.
486 W. 1360 N.
American Fork, Utah  84003
Tel: (801) 310-1419
Email:  grhlaw@hotmail.com

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	13,726,839 Shares	$1.25 (1)	$17,158,548.75	$1,993.82

(1)	This share price is the offering price of the common stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where such offers are not permitted.

Subject to completion,
May   _____, 2015

PROSPECTUS

13,726,839 Shares

NEW FUEL SYSTEMS INC.

Common Stock

We are registering 13,726,839 shares of common stock of New Fuel Systems Inc., a corporation formed pursuant to and under the incorporation laws of the Province of British Columbia, Canada (“NFS”), held by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares. We will pay all expenses incident to the registration of the shares under the Securities Act of 1933, as amended.

At the present time our common stock is currently not quoted on any exchange or listed in any listing venue. Until such time as our common stock is quoted on the OTCQB or other quotation or trading or listing venue, all Selling Stockholders will sell at the stated fixed price of $1.25 per share. Thereafter the shares will be sold at prevailing market prices or privately negotiated prices.

We are an "emerging growth company" as defined in Section 101 of the Jumpstart Our Business Startups Act, or JOBS Act.

Investing in our common stock involves risks, which are described in the “Risk Factors” section beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May _____, 2015.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. The Selling Stockholders are not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. The words “forecast”, “eliminate”, “project”, “intend”, “expect”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	Our ability to obtain materials to be processed in our plastics-to-oil conversion plants;
•	Our ability to build and operate in a commercially viable manner our conversion plants;
•	Our ability to attract, retain and motivate qualified employees and management;
•	The impact of federal, state or local government regulations;
•	Competition in the fuel industry;
•	Availability and cost of additional capital;
•	Litigation in connection with our business;
•	Our ability to protect our proprietary rights;
•	Other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and our consolidated financial statements and accompanying notes. Any references to “New Fuel Systems”, “NFS”, “Company”, “we”, “us” or “our” refer to New Fuel Systems Inc., a Business Corporation Act company formed under the laws of British Columbia, Canada.

Our Business

New Fuel Systems was incorporated under the “Business Corporation Act (BC)” on March 2, 2005 under the name Lightning Ridge Resources Inc, and changed its name to New Fuel Systems Inc. on February 21, 2007.  The Company’s principle business activity is focusing on the identification, acquisition, development, and commercialization of renewable, alternative energy technologies.  The Company’s immediate business focus is the construction of a pilot plant in the Vancouver, British Columbia, Canada area for the purpose of converting plastics into fuel.  Thereafter, similar plants will be constructed in other areas of the Canada and the U.S.  The Company also has a subsidiary formed for the purpose of developing long range electric-based power generation in cars with battery extenders and a subsidiary formed for the purpose of improving the quality and quantity of water for cities and communities primarily through improved recycling technologies.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

We shall continue to be deemed an emerging growth company until the earliest of—

(A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A(a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

Our Offices

The Company’s registered office and principal place of business is Unit 210, 5641 201 Street, Langley, British Columbia, Canada, V3A 8A4.  Our telephone number is (604) 532-2090.

Our Website

Our Internet address is www.newfuelsystemsinc.com. Information contained on our website is not part of this prospectus.

The Offering

Shares of common stock offered by us:                                                                                                 None.

Shares of common stock that may be sold by the selling stockholders:                                          13,726,839.

At the present time our common stock is not listed on any exchange or listing venue.  Until such time as our common stock is quoted on the OTC Market Quotation System or traded on the NYSE, AMEX or NASDAQ Small Cap Market or NASDAQ National Market System, all Selling Stockholders will sell at the fixed selling price of $1.25 per share.  Thereafter the Selling Shareholders will sell the shares at prevailing market prices or at privately negotiated prices.

Use of proceeds:

We will not receive any proceeds from the resale of the shares offered hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors:

The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 8.

We will pay all expenses incident to the registration of the shares under the Securities Act.

Summary Financial Information

The tables and information below are derived from New Fuel Systems’ audited financial statements for the years ended December 31, 2014, and December 31, 2013.

Balance Sheet Summary	December 31, 2014	December 31, 2013
	(Audited)	(Audited)

Cash	$476,288	$457,689
Prepaid expenses	920	42,328
Deferred charge	4,000,000	4,000,000
Total assets	4,756,286	4,516,760
Total liabilities	98,549	83,075
Total stockholders’ equity	4,657,737	4,433,685

Statement of Operations Summary	Year Ended December 31, 2014	Year Ended December 31, 2013
	(Audited)	(Audited)

Revenues	$0	$0
Gross profit	0	0
Expenses	278,656	175,019
Net income/(loss)	(324,104)	(174,883)

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

The success of the Company depends heavily on Jack Stuart, Karen Hartlin and our directors.

To date, the development of the Company has been a result of the dedication of Jack Stuart, Karen Hartlin and our directors and the passion they have for the goals and objectives of the Company.  In the event we lose the services of any or all of these persons and are unable to replace them with individuals having similar skills and passion for the ideals of the Company, it will limit our chances for success.

We have future capital needs and without adequate capital we will not be able to develop our business plan.

We are a development stage company and have yet to begin construction of our pilot plant for the purpose of converting plastic into fuel.  The projected cost of construction for the pilot plant is $9,445,000 .  Without additional funding we will not be able construct the plant.  Our growth and continued operations could be impaired by limitations on our access to capital markets.   Furthermore, the limited capital we have raised, and the capital we hope will be available to us from our principals, if any, may not be adequate for our long-term growth.   If financing is available, it may involve issuing securities senior to our common stock which would be dilutive to holders of our common stock.  In addition, in the event we do not raise additional capital from conventional sources, such as our existing investors or commercial banks, there is every likelihood that our growth will be restricted and we may be forced to scale back or curtail implementing our business plan in which event investors in the Company may lose part or all of their investment.

Our executive officers exercise voting control over 50% of the voting power of the Company.

Our CEO, Jack Stuart and our Secretary/Treasurer Karen Hartlin, exercise voting control over 50% of the issued and outstanding common shares of the Company.  As a result, it is likely they can exert substantial control over all corporate actions taken by the Company.  These actions may include the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investor who purchases shares in the Company will be a minority shareholder and as such will have little to no say in the direction of the Company and the election of directors. Additionally, it will be difficult if not impossible for investors to remove any person from our Board of Directors without the consent of one or both of our executive officers.

There is uncertainty as to an investor’s ability to enforce civil liabilities both in and outside of the United States due to the fact that our officers, all directors but one , and our assets are not located in the United States.

Our office is not located in the United States. Our officers and all but one of our directors are located in Canada, and the operations and assets of the Company are located in Canada. As a result, it may be difficult for shareholders to effect service of process within the United States on our officers and Directors. In addition, investors may have difficulty enforcing judgments based upon the civil liability provisions of the securities laws of the Unites States or any state thereof, both in and outside of the United States.

Our future success depends on broad market acceptance of our products, which may not happen.

Our entire business is based on the assumption that the demand for our products will develop and grow. We cannot assure you that this assumption is or will be correct. The market for fuel converted from plastic is new and accordingly quite small. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, “green-based” products is highly uncertain. In order to be successful, we must be able to keep our understandings in place with the suppliers of our products, convince retailers to stock our products and educate consumers that our products perform as well as the products they currently use. We plan to spend approximately 40% of our marketing budget educating consumers on the benefits associated with using our products as well as proving that our products work as well as the existing products they are accustomed to using. We can provide no assurances that these efforts will be successful. Similarly, we cannot assure you that the demand for our products will become widespread. If the market for our products fails to develop or develops more slowly than we anticipate, our business could be adversely affected.

As public awareness of the benefits of fuel converted from plastic grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

We expect competition to increase as awareness of the environmental advantages of converting plastic into fuel increases. A rapid increase in competition could negatively affect our ability to develop a profitable client base.  Many of our competitors and potential competitors may have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:

•           develop and expand their products and services more quickly;
•           adapt faster to new or emerging technologies and changing customer needs and preferences;
•           take advantage of acquisitions and other opportunities more readily;
•           negotiate more favorable agreements with vendors and customers; and
•           devote greater resources to marketing and selling their products or services.

Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors. In addition, our competitors may form strategic relationships to better compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers. If our competitors are successful in entering our market, our ability to grow or even sustain our current business could be adversely impacted.

We may not be able to manage our growth effectively, create operating efficiencies or achieve or sustain profitability.

Our efforts to grow will place a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively, we could be faced with slower growth and a failure to achieve or sustain profitability.

We face risks associated with obtaining raw materials.

Even though there seems to be an inexhaustible supply of used plastic in our society, our success will depend upon our ability to collect or pay someone else to collect plastic for commercially reasonable costs.  In the event there becomes increased competition for these plastic resources, it could have an effect on our profitability that we do not foresee at this time.

We face risks associated with a reduction in demand for carbon based fuels.

Our world is committing vast amounts of resources toward research and development for the purpose of replacing carbon based fuels with other sources of energy such as sunlight, ocean wave power, wind power and various forms of electrical power, to name a few.  Our primary business focus is based upon a strategy for replacing the traditional source for carbon based fuels, namely crude oil.  If there is a major breakthrough in technology that reduces the need for carbon based fuels, prospect for the success of our company could suffer.

We will not be able to negotiate exclusive rights to the technology we will need to acquire.

Our intent is to design and refine a plant that utilizes existing technologies in plastics de-polymerization and to implement equipment that is readily available in the industrial market place.  We will not have exclusive rights to this technology for Canada or the U.S.  Accordingly others may license or otherwise obtain the use of the same technology and enter into competition with us in our same locality.  If this should be the case, it may be difficult or impossible to obtain a competitive advantage over others that desire to enter into this industry.

We have never paid cash dividends in connection with our common stock and have no plans to pay dividends in the future.

We have paid no cash dividends on our common stock to date and it is not anticipated that any cash dividends will be paid to holders of our common stock in the foreseeable future.  While our dividend policy will be based on the operating results and capital needs of our business, it is anticipated that any earnings will be retained to finance our future expansion.

Investors may face significant restrictions on the resale of our common stock in the U.S. due to federal regulations of penny stocks.

Our common stock will be subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.  In addition, various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

There is no market for our common shares.

While we intend to obtain a trading symbol and create a market for our common stock, there can be no assurance that we will be successful in doing so.  Even if we are successful in creating a market for our common stock, the market may be illiquid and subject to wide fluctuations in response to several factors, including, but not limited to:

•           actual or anticipated variations in our results of operations;
•           our ability or inability to generate new revenues;
•           the number of shares in our public float;
•           increased competition; and
•           conditions and trends in the market for our products.

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

Potential product, service or other related liability claims could have a material adverse effect on the Company’s liquidity, financial position and results of operations.

The development, manufacture and sale of specialty fuel products and other related services involve inherent exposure to potential product liability claims, service level claims, product recalls and related adverse publicity.   Any of these potential product or service risks could also result in substantial and unexpected expenditures and affect customer confidence in our products and services, which could have a material adverse effect on the Company’s liquidity, financial position and results of operations. Although the Company expects to maintain product and other general liability insurance, there can be no assurance that this type or the level of coverage would be adequate to cover these potential risks.

USE OF PROCEEDS

Shares totaling 13,726,839 offered by this prospectus are being offered solely for the account of the selling stockholders.  We will not receive any proceeds from the sale of the shares by the selling stockholders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

There is no “established trading market” for our shares of common stock. Our common stock is not listed on any exchange or listing service. The Company has no common equity that is subject to outstanding options or warrants to purchase, or securities convertible into, common equity. The Company has 47,758,989 common shares issued and outstanding, 46,929,509 of which could be sold at this time pursuant to Rule 144 promulgated under the Securities Act.

Holders

As of April 18, 2015 , the number of record holders of the Company’s common stock is 111.

Dividends

Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available therefore. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of the Company.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our plan of operation, financial condition and results of operations should be read in conjunction with the Company’s financial statements, and notes thereto, included elsewhere herein.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors including, but not limited to, those discussed in this prospectus.

Overview

The Company was incorporated in the Province of British Columbia on March 2, 2005, under the name Lightning Ridge Resources Inc.  On February 21, 2007, we changed our name to New Fuel Systems Inc. to better reflect our emerging business plan of constructing plants for the conversion of waste plastic to oil based fuels.

To date, the Company has not generated significant revenue.  Its operating capital has come from sales of its common stock which has been sufficient to keep the Company funded for its low profile operations.  However, the Company is now poised to launch its business plan in a more aggressive manner which will require that additional working capital be raised in order to build out its first pilot plant for the conversion of waste plastic into fuel.

Plan of Operation

Our goal is to be an industry leader in Canada and the U.S. in the emerging industry of converting waste plastics heretofore destined for the landfill into clean burning fuel.  To achieve our goal, we plan to construct a pilot plant in the Vancouver, British Columbia area that will accomplish the conversion process and allow us to market the resultant fuel.  We will then build similar plants in other areas of Canada and the U.S. that appear conducive to having available waste plastics and a market for the resultant fuel.  We plan to expand our operations by building new plants as quickly as business revenues and capital availability allows and as new markets suggest commercial viability for our conversion plants.

At the present time we have approximately $550,000 in cash on hand.  Our monthly fixed costs of operating our business including management expenses, rent, utilities, office supplies and other miscellaneous payments total around $10,000 per month.  We estimate that the additional costs of operating our business due to the fact we are going public and will have transfer agent costs and also the costs of being a reporting company pursuant to the United States Securities Exchange Act of 1934 and the attendant accounting and legal costs will be approximately $4,000 per month.  Pursuant to these estimates, we have cash on hand to operate New Fuel Systems as a public company for approximately 3 years.  The expense of pursuing our business plan will be met by drawing against a credit facility which will then be repaid from business revenues.

Our plan of operations for the next 15 months is to first complete the process of going public including becoming a fully reporting company with the United States Securities and Exchange Commission and obtaining a trading symbol for our common stock on the OTC Markets System.  Upon completion of those items, we will commence drawing against our credit facility for the purpose of constructing our first plant for converting plastics into oil.  At this point our first order of business will be to make a down payment on machinery that needs to be built for the operation of our plant that has a start to finish delivery date of six months.  At the same time we will begin the process of obtaining a suitable site for the plant.  We plan on obtaining an existing building that has enough warehouse type space for the production equipment, office space, and outside space for storage tanks and parking.  We have several potential sites in mind and believe we can secure a site in approximately 30 days.   Once a site is obtained we will begin the process of obtaining the necessary licenses to operate our business on the site.  This is expected to take 30 to 45 days to complete.  We will then complete the purchasing and installation of equipment and commence operations.  From start to finish, the activities described in this paragraph are expected to take 15 months.  By the end of the 15 months, we will have spent $210,000 of our current cash position of $550,000 and drawn down our credit facility by an amount of $9,445,000.

We have arranged for a special private placement of our common stock for the purpose of constructing our initial plant and subsequent plants until we can sustain business growth and operations through business revenues in a potential draw down amount of $100,000,000.  However, a conditions of activating the private placement is having free trading stock to issue to the purchaser.  That is why this registration statement on Form F-1 is our first order of business.

We also plan to move forward as we can in developing long range electric-based power generation for automobiles with battery extenders through our subsidiary Electric City Motors Corp. and to develop technology for water treatment and purification through our subsidiary Water Evolution Systems Inc.  Even though these subsidiaries have been formed, they have been inactive since incorporation and have yet to commence meaningful business operations of any kind.  We do not plan on using any of our current cash to develop the businesses of these subsidiaries but will seek outside investment or borrowings when we are ready to proceed.

Results of Operations

Comparison of the fiscal year ended December 31, 2014 and December 31, 2013.

Financial Information
	2014	2013
Revenue	$-	$-
Investor relations and business promotion expense	40,976	37,677
Professional fees	62,230	11,322
Management fees	96,000	96,000
Travel and automobile expenses	10,384	8,650
Net (loss)	$(324,104)	$(174,883)

In 2014, Company expenses increased as the Company went forward with its plans to become a public company.  During the year, professional fees increased by $50,908 reflecting accounting and legal expense incurred in connection with the preparation of this registration statement.    Also, Stock Based Compensation was $45,000 for 2014 as compared to $0 for 2014.  The net loss for 2014 was also increased over that for 2013 as a result of the write of in 2014 of an available for sale security in the amount of $46,246.

Liquidity and Capital Resources relative to year end December 31, 2014

We had a cash balance of $476,288 on December 31, 2014 , which was up from a cash balance of $457,689 on December 31, 2013 .   Historically, our principal source of funds has been cash generated from financing activities. During 2014 we raised $197,040 as a result of the sale of 477,480 shares of common stock.

Cash flow from operations. We have not as yet generated cash flow from business operations. We anticipate that cash flows necessary to fund our business operations will continue to come from financing activities for the next twelve-month period.

Variables and Trends

We have no operating history with respect to our current business plan. In the event we are able to obtain the necessary financing to move forward with our business plan, we expect our expenses to increase significantly as we grow our business. Accordingly, the comparison of the financial data for the periods presented may not be a meaningful indicator of our future performance and must be considered in light these circumstances.

Critical Accounting Policies

(a) Foreign currency

Transactions in foreign currencies are translated at the exchange rate in effect at the date of the transaction. Foreign denominated monetary assets and liabilities are translated to their Canadian dollar equivalents using foreign exchange rates prevailing at the financial position reporting date.
Exchange gains or losses arising on foreign currency translation are reflected in profit and loss for the period.  Non-monetary  assets  and  liabilities that  are  measured  at  historical cost  are  translated  into Canadian  dollars  by using the exchange rate in effect at the date of the initial transaction and are not subsequently restated.  Non-monetary assets and liabilities that are measured at fair value or a revalue amount are translated into Canadian  dollars  by  using  the  exchange  rate  in  effect  at  the  date  the  value  is  determined  and  the  related  translation  differences are  recognized  in  net income (loss)  or  other  comprehensive net (loss) consistent  with  where  the gain or loss on the underlying non-monetary asset or liability has been recognized.

(b) Cash

Cash consist of cash on hand and deposits in banks.

(c) Financial instruments

(i) Financial assets

The Group’s financial instruments consist of cash, available-for-sale securities, trade and other payables and due to related party.  Cash is classified as loans and receivables and recorded at cost.  Available-for-sale securities is classified as available for sale and recorded at fair value. Trade and other payables and due to related party are classified as other financial liabilities, which are measured at amortized cost.

Fair value through profit or loss – This category comprises derivatives, or assets acquired or incurred principally for the purpose of selling or repurchasing it in the near term.  They are carried in the statement of financial position at fair value with changes in fair value recognized in the statement of operations and comprehensive loss.

Loans and receivables – These assets are non-derivative financial assets with fixed or determinable payment that are not quoted in an active market.  They are carried at cost less any provision for impairment.  Individually significant receivables are considered for impairment when they are past due or when other objective evidence is received that a specific counterparty will default.

Held-to-maturity investments – These assets are non-derivative financial assets with fixed or determinable payments and fixed maturities that the Group’s management has the positive intention and ability to hold to maturity.  These assets are measured at amortized cost using the effective interest method.  If there is objective evidence that the investment is impaired, determined by reference to external credit ratings and other relevant indicators, the financial asset is measured at the present value of estimated future cash flows.  Any changes to the carrying amount of the investment, including impairment losses, are recognized in the statements of operations and comprehensive loss.

Available-for-sale – Non-derivative financial assets not included in the above categories are classified as available-for-sale.  They are carried at fair value with changes in fair value recognized directly in equity.  Where a decline in the fair value of an available-for-sale financial asset constitutes objective evidence of impairment, the amount of the loss is removed from equity and recognized in the statement of operations and comprehensive loss.

All financial assets, except those at fair value through profit or loss, are subject to review for impairment at least at each reporting date.  Financial assets are impaired when there is objective evidence that a financial asset or a group of financial assets is impaired.  Different criteria are applied for each category of financial assets described above to determine impairment.

(ii) Financial liabilities

The Group classifies its financial liabilities into one of two categories, depending on the purpose for which the asset was acquired.  The Group’s accounting policy for each category is as follows:

Fair value through profit or loss – This category comprises derivatives or liabilities acquired or incurred principally for the purpose of selling or repurchasing it in the near term.  They are carried in the statement of financial position at fair value with changes in fair value recognized in the statement of operations and comprehensive loss.

Other financial liabilities – This category includes due to related party and trade and other payables, all of which are recognized at amortized cost.

(d) Share capital

Common shares

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

(e)  Equipment

Equipment is recorded at cost, net of accumulated amortization. Depreciation is calculated on a straight line basis over the estimated useful lives.

The estimated useful lives are as follows:

Computer equipment                                                 3 years
Office equipment                                                        5 years
Machinery equipment                                               5 years

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate.

(f) Impairment

(i) Financial assets

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets (including equity securities) are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Group on terms that the Group would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, or the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

The Group considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

In assessing collective impairment the Group uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognized through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Impairment losses on available-for-sale investment securities are recognized by transferring the cumulative loss that has been recognized in other comprehensive income, and presented in unrealized gains/losses on available-for-sale financial assets in equity, to profit or loss. The cumulative loss that is removed from other comprehensive income and recognized in profit or loss is the difference between the acquisition cost, net of any principal repayment and amortization, and the current fair value, less any impairment loss previously recognized in profit or loss. Changes in impairment provisions attributable to time value are reflected as a component of interest income.

If, in a subsequent period, the fair value of an impaired available-for-sale equity security increases and the increase can be related objectively to an event occurring after the impairment loss was recognized in profit or loss, then the impairment loss is reversed, with the amount of the reversal recognized in profit or loss. However, any subsequent recovery in the fair value of an impaired available-for-sale equity security is recognized in other comprehensive income.

(ii) Non-financial assets

The Group reviews and evaluates its property and equipment for indications of impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable or at least at the end of each reporting period.  The asset’s recoverable amount is estimated if an indication of impairment exists.

Impairment loss is recognized when the carrying amount of an asset exceeds its recoverable amount.  For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.  The cash-generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows of other assets or groups of assets.  Future cash flows are estimated based on expected future production, commodity prices, operating costs and capital costs.

The recoverable amount is the greater of the asset’s fair value less costs to sell and value in use.  In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessment of the time value of money and the risks specific to the asset.

Impairment losses reducing the carrying value to the recoverable amount are recognized in profit and loss.

An impairment loss is reversed if there is an indication that there has been a change in the estimates used to determine the recoverable amount.  An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation, if no impairment loss had been recognized.

(g) Income tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(h) Earnings per share

The Group presents basic and diluted earnings per share (“EPS”) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Group by the weighted average number of common shares outstanding during the period, adjusted for own shares held. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for own shares held, for the effects of all dilutive potential common shares, which comprise share options granted to employees.

Comprehensive Income (Loss)

Comprehensive income (loss) is the overall change in the net assets of the Company for a period, other than changes attributable to transactions with shareholders. It is made up of net income (loss) and other comprehensive income (loss). The historical make up of net income (loss) has not changed. Other comprehensive income (loss) includes gains or losses, which generally accepted accounting principles requires be recognizing in a period, but excluding from net income for that period.

  Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control, related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Deferred charge

Costs directly identifiable with the raising of capital will be charged against the related capital stock. Costs related to shares not yet issued are recorded as deferred charge. These costs will be deferred until the issuance of the shares to which the costs relate, at which time the costs will be charged against the related capital stock or charged to operations if the shares are not issued.

New standards and interpretations

The following new or amended standards, and their resulting consequential amendments, were applied for the first time in the current year. The Company does not expect the impact of such changes on the financial statements to be material, unless otherwise stated:

IFRS 2 Share-based payment

The amendments to IFRS 2, issued in December 2013 clarify the definition of “vesting conditions”, and separately define a “performance condition” and a “service condition”. A performance condition requires the counterparty to complete a specified period of service and to meet a specified performance target during the service period. A service condition solely requires the counterparty to complete a specified period of service.

IFRS 7 Financial instruments: disclosures and IAS 32 Financial instruments: presentation

Financial assets and financial liabilities may be offset, with the net amount presented in the statement of financial position, only when there is a legally enforceable right to set off and when there is either an intention to settle on a net basis or to realize the asset and settle the liability simultaneously. The amendments to IAS 32, issued in December 2011, clarify the meaning of the offsetting criterion "currently has a legally enforceable right to set off" and the principle behind net settlement, including identifying when some gross settlement systems may be considered equivalent to net settlement.

IAS 36 Impairment of assets

The amendments to IAS 36, issued in May 2013, require:

Disclosure of the recoverable amount of impaired assets; and
Additional disclosures about the measurement of the recoverable amount when the recoverable amount is based on fair value less costs of disposal, including the discount rate when a present value technique is used to measure the recoverable amount.

IAS 39 Financial Instruments: Recognition and measurement

The amendments to IAS 39, issued in June 2013, clarify that innovation of a hedging derivative to a clearing counterparty as a consequence of laws or regulations or the introduction of laws or regulations, does not terminate hedge accounting.

New standards and interpretations not yet adopted

Standards issued but not yet effective up to the date of issuance of the Group’s consolidated financial statements are listed below. This listing is of standards and interpretations issued, which the Group reasonably expects to be applicable at a future date. The Group intends to adopt those standards when they become effective. The Group does not expect the impact of such changes on the consolidated financial statements to be material.

IAS 16 Property, plant and equipment and IAS 38 Intangible assets
The amendments to IAS 16 and IAS 38, issued in December 2013, clarify how an entity calculates the gross carrying amount and accumulated depreciation when a revaluation is performed. The amendments are effective for annual periods beginning on or after July 1, 2014.

IAS 24 Related party disclosures

The amendments to IAS 24, issued in December 2013, clarify that a management entity, or any member of a group of which it is a part, that provides key management services to a reporting entity, or its parent, is a related party of the reporting entity. The amendments also require an entity to disclose amounts incurred for key management personnel services provided by a separate management entity. This replaces the more detailed disclosure by category required for other key management personnel compensation. The amendments will only affect disclosure and are effective for annual periods beginning on or after July 1, 2014.

IFRS 9 Financial instruments

IFRS 9 was issued in November 2009 and subsequently amended as part of an ongoing project to replace IAS 39 Financial instruments: Recognition and measurement. The standard requires the classification of financial assets into two measurement categories based on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. The two categories are those measured at fair value and those measured at amortized cost. The classification and measurement of financial liabilities is primarily unchanged from IAS 39. However, for financial liabilities measured at fair value, changes in the fair value attributable to changes in an entity’s “own credit risk” is now recognized in other comprehensive income instead of in profit or loss. This new standard will also impact disclosures provided under IFRS 7 Financial instruments: disclosures.

In November 2013, the IASB amended IFRS 9 for the significant changes to hedge accounting. In addition, an entity can now apply the “own credit requirement” in isolation without the need to change any other accounting for financial instruments. IFRS 9 applies to financial statements for annual periods beginning on or after January 1, 2018, with early adoption permitted.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

BUSINESS

Company Background

New Fuel Systems Inc. (sometimes referred to as “New Fuel Systems”, “NFS” or the “Company”) was incorporated under the “Business Corporation Act (BC)” on March 2, 2005 under the name Lightning Ridge Resources Inc., and changed its name to New Fuel Systems Inc. on February 21, 2007. The Company’s registered office and principal place of business is Unit 210, 5641 201 Street, Langley, British Columbia, Canada, V3A 8A4. The Company’s principle business activity is focusing on the identification, acquisition, development, and commercialization of renewable, alternative energy technologies.  The Company’s immediate business focus is the construction of a pilot plant in the Vancouver, British Columbia, Canada area for the purpose of converting plastics into fuel.   Given successful implementation in Vancouver, similar plants will be constructed in other areas of the Canada and the U.S.  The Company also has a subsidiary formed for the purpose of developing long range electric-based power generation in cars with battery extenders and a subsidiary formed for the purpose of improving the quality and quantity of water for cities and communities primarily through improved recycling technologies.

At the present time our common stock is not quoted for trading on any exchange or listing service.

Business Strategy

New Fuel Systems is a diversified green energy development company, which was formed to capitalize on markets in renewable and alternative energy technologies. New Fuel Systems, together with its subsidiaries, Electric City Motors Corp. and Water Evolution Systems Inc. are focused on the identification, acquisition, development, and commercialization of renewable, alternative energy technologies globally. Through members of our board of directors , we strive to identify technologies on the leading edge of innovation that would contribute to the ever increasing demands for energy producing fuels, clean air and pure water while protecting the environment for future generations.

The first phase of the New Fuel Systems’ business plan is to set up the first commercial environmentally friendly ‘plastic to oil’ recycling plant in the Greater Vancouver area of British Columbia, Canada with existing  technologies utilizing a pyrolysis  process whereby waste plastic is converted into useable oil or fuel.  The patented technology being targeted by NFS allows for continuous processing in a modular design which allows for ease of portability to locations all across North America. This first pilot plant (1) will be set up to refine its manufacturing and operating systems and to be presented as the demo facility for future operations to be modeled after for installation of additional plants across Canada and the United States that will be strategically located as close to existing waste management facilities as possible as part of a joint venture with commercial waste operators.   Using this model adds value and by each integrated solution these plants would be able to use existing waste plastic at these locations as feedstock with the fuel product produced being used as a primary energy source for machinery and vehicles within the fence of the same facility, greatly reducing resource costs and CO2 emissions. Once in place, we believe this pilot plant will generate significant cash flow to support the development of additional plants.

For the past sixty plus years, plastics production and it’s use has dramatically increased and close to 90% (per US EPA Statistics) (2) of this plastic ends up in the landfill. According to government statistics plastic production and thereby plastic waste continues to grow at 7 % per annum.  In Canada, the amount of waste plastic created annually is approximately 6,172,943,840 billion pounds (3). This waste plastic has become a huge problem for municipalities, waste management operators, recyclers, and landfill operators.  NFS’ solution to this problem is to divert as much of this disposed plastic from the landfill and municipal waste management system and convert this plastic into a high quality, mixed light crude and then further refine it to gasoline, diesel, kerosene, oil or even jet fuel.  NFS’ has several outlets of plastic supply that are ready to be committed for its first corporate operating facility. The NFS’ ‘plastic to oil’ conversion process has up to a 90% materials recovery rate and ultra clean emissions therefore both primary and secondary carbon footprints will be very small.  This makes NFS’ eligible for carbon credits estimated to be 2.5 for each ton of plastic recycled.

(1)  Pursuant to Industrial Relations Terms Definition of “pilot”, it is a small scale industrial plant in which problems can be identified and solved before a full-scale plant is built.

(2)  http://www.epa.gov/epawaste/nonhaz/municipal/index.htm

(3)  Kelleher Environmental Plastics Waste Denominator Study for Canada Submitted to: Canadian Plastics Industry Association (CPIA) 31 March 2012

 The second phase of operations will be the production of royalties from this crude oil that is produced in the NFS’ plants.  Approximately eight pounds of waste plastic will produce one gallon of mixed light crude. NFS’ largest conversion unit will be capable of handling approximately 1700 pounds of plastic per hour and therefore producing approximately 200 US gallons of light crude per hour or approximately 114 barrels of oil utilizing a continuous batch feed. For one unit this equates to a potential revenue for the oil (based on the average market price of $50.00/barrel) of approximately $5,950 per hour or $142,800 per day. As the crude oil produced has little to no sulfite contamination, this recycled oil is equivalent to ‘sweet crude’ and therefore commands a higher price than the average crude oil on the market. (1)

The NFS’ conversion units will be capable of continuous operation making it possible to run safely 24 hours per day with minimal maintenance downtime to maximize production output and rate of return.  The modular design allows the Company to install multiple units or add-on additional units to accommodate future expansion plans or higher recycling volumes and/or enable the company to handle increased processing demands.  Additional revenues will be generated by ‘drop fees’ implemented to business, facilities or institutions requiring plastic waste pickup which will be implemented through the marketing division of NFS.

Overview

New Fuel Systems’ targeted areas for business will be primarily Canada and the United States.  The agenda of NFS is focused on business stratagems that contribute to the universal efforts in protecting our natural environment. NFS has identified issues that need to be addressed in our society that is contributing to the endangerment of our environment. The first issue is the massive amount of composting waste materials, especially plastic materials, in landfills which often produce dangerously concentrated levels of toxic gases.   Presently 76% of municipal and industrial solid waste is disposed of by landfilling processes,  with only 24% disposed through recycling, resource recovery and incineration (2).  In the United States, 32 million tons of plastic waste were generated in 2012 with only 2.8 million tons disposed through recycling programs. (3).

NFS’ first objective is to divert much of this abundant and problematic post-consumer, industrial and agricultural waste plastic from the landfill to strategically located commercial scale facilities implemented by NFS, whereby this plastic is converted back into its original state – oil. The benefits presented by the ‘plastic to oil’ technology that NFS intends to implement are three-fold: transforming non-recycled plastic into a valuable commodity, creating a reliable source of alternative energy from an abundant feedstock, and reducing the amount of plastic waste either being incinerated or buried in the landfills.

NFS intends to implement modular equipment in their plants that utilize processes of de-polymerization and pyrolysis. NFS’ plan of business is to design and set up the initial commercial pilot facility in the Greater Vancouver region of British Columbia, Canada. The founders of NFS have spent years researching and identifying specific plastic to oil (“conversion”) systems which included meeting and conferring with professionals from around the world who are trying to solve the waste plastic issue.  NFS plastic to oil machines selected are among the newest generation of pyrolysis technology that has under testing for over three years, demonstrating the technological and economical feasibility for using pyrolytic technology to recover more waste plastics.  To date we have not entered into any agreements to purchase the plastic to oil machines.

(1)  The information in this paragraph is based upon the results of the plastics to oil technology we intend to purchase for the operation of our plants and was provided by the manufacturers of that technology.

(2)  Statistics Canada 2011, Kelleher Environmental Survey Report, 2012

(3)  US EPA www.epa.gov/epawaste/conserv/materials/plastics.htm

Economics

Economic returns will come from the sale of the fuel product, and the offset fuel costs of what the New Fuel Systems plant will use internally.  When NFS’ representatives investigated  the connection of ROI and the value of crude oil, they learned  that plastic-to-fuel derived fuel is competitive to traditionally-derived fuel, even if the price of crude oil drops.

Considering the technology is a zero polluting process that creates an alternative fuel from waste plastic, it creates a CO2 reduction value that could eventually be sold as “carbon credits”, generating additional revenues for the Company.

In addition, given the disposal costs associated with commercial and industrial plastic waste, management expects to generate additional income from “tippage” fees.  These fees will provide incentives to the waste plastic producers by way of discounts to traditional tippage fees incurred at incinerator land fill sites.

New Fuel Systems team has also been approached by a local foam recycling plant that has expressed an interest in utilizing our technology to recover monomers from their foam product.   A letter of engagement is in place with this company for their inventory of expanded polystyrene (foam) and other unusable materials.  This letter is attached as an exhibit to the registration statement.  Depolymerization presents two advantages in recycling resin-based products such as foam, the ability to return a recovered resin to virgin resin-like quality, and the potential to recover valuable feedstock from products that are economically challenging to recycle.  When plastic is mechanically recycled, even small levels of contamination can compromise the performance of resin.  However, because depolymerizaton breaks scrap plastics back into the basic building blocks for resin, that contamination is removed.  The resulting monomers, such as terephthalic acid, ethylene glycol, styrene and ethyl benzene, can be recovered and remade into what is essentially comparable to virgin resins, free from impurities, and possessing virgin resin-like properties. This can provide NFS another source of potential revenue from another one of society’s problematic waste products – foam.

New Fuel Systems is a development stage company, therefore has not generated any revenues to date. To date some funds have been raised through private investors.

New Fuel Systems’ Pilot Plant Development Budget

Continuous Feed Plastic to Oil System	$5,000,000
Hydrocarbons Refiner System	800,000
Equipment Setup Costs	700,000
Heavy Duty Granulator (for larger plastics)	250,000
Heavy Duty Granulator (for smaller plastics)	100,000
Storage Tanks (x4) and Transfer Equipment	120,000
Scales	35,000
Hydro	50,000
Sewer and Water	5,000
Material Handling Equipment	90,000
Site Preparation Costs	370,000
Plant Mechanical Engineering Fees	250,000
Plant Electrical Engineering Fees	250,000
Freight and Shipping Costs	250,000
Building Lease Costs	75,000
Marketing	300,000
Operations Costs	600,000
Fuel Rated Holding Tanks (x3)	100,000
Conveyors ($125/foot)	100,000
Total:	$9,445,000

If we realize our projected production, one of our conversion plants will be the equivalent of an oil field  producing 200,000 barrels of refined diesel oil per year, a field that requires no exploration, no wellhead drilling & replenishes itself each year with more oil than it started with.  New Fuel Systems’ plan for the future is to locate plants alongside existing waste management facilities as part of a joint venture with commercial waste operators. Using this model adds value and by each integrated solution these plants will be able to use existing waste plastic at these locations as feedstock with the fuel product produced being used as a primary energy source for machinery and vehicles within the fence of the same facility, reducing resource costs and CO2 emissions.

After our first plant becomes fully operational, our plan is for similar plants to be built in other areas of Canada and North America. The plants will use a technology involving low temperature pyrolysis and distillation to liquefy plastics, ordinarily destined for landfills, into ultra-low sulfur hydrocarbon fuels which are less harmful to the environment than standard petroleum based diesel.

The concept of obtaining fuel from plastic in a commercially via manner is based upon the following principles:

•	Plastic is made from crude. If you break down waste plastic using the right catalyst you get liquid hydrocarbons.
•	There is a choice as to the end product to be produced – petrol, diesel, light petroleum gas/jet fuel, and monomer for resin.
•	All plastics are polymers mostly containing carbon and hydrogen. Polymers are made up of small molecules called monomers.
•	Degradation of polymers occur when this long chain of monomers break at certain points. If the division of bonds occur randomly, it is known as Random De-Polymerization.
•	Plastic waste is converted in liquid hydrocarbons by Random De-Polymerizaton. The process is carried out in a specially designed reactor in the absence of oxygen and with a catalytic additive.
•	Maximum reaction temperature is 350 degrees Celsius and there is total conversion of waste plastic into value-added fuel products.

Features of the technology we will be using include:

•	Converting plastic back to oil - “conversion”;
•	Gas is converted to liquid form – distillation;
•	Separation/refining/blending – final steps that determines the end product or fuel type. eg. diesel oil versus jet fuel;
•
High efficiency pyrolysis process produces an alternate fuel with similar or better qualities to diesel fuel used in vehicles and equipment which is energy efficient with options of powering the facility either by generator, solar or electricity.

Technology Employed in the Conversion Unit

New Fuel Systems will be utilizing self-contained modules with all the auxiliary components required to process waste plastic to oil or to synthetic fuels (“syn-fuels”). The modules are self-contained, computerized and require minimal operational skills. They employ an electric heater that controls temperature instead of flame.  The conversion technology is quite safe. The units are capable of recycling high density polyethylene (HDPE), low density polyethylene (LDPE), polypropylene (PP), and polystyrene (PS).  Once kilogram of plastic using 1 kilowatt of electricity is capable of producing 1 liter oil.  This process costs approximately 20 cents.

Plastics Market Assessments

Plastics play an important role in almost every aspect of our lives. Plastics are used to manufacture everyday products such as beverage containers, toys, and furniture. The widespread use of plastics demands proper end of life management. However, this category of end-of-life plastic material, overall, still has a rather small amount being diverted to recycle centers compared to the amount being disposed to the landfill.  Canada for example has an estimated 2.8 million tons of plastic waste being disposed by residential and non-residential sources and only 9% of this plastic waste is being recycled. (1)  With regard to the United States, according to the 2013 Earth Engineering Center’s Report to the American Chemistry Council, plastics make up 11 percent of the total US municipal solid waste stream. (2)

Plastic Waste Available in Canada and U.S.A. (Annually)
	Population	Pounds Per Capita Plastic Waste Consumption	Pounds of Plastic Waste Available	Pounds to Tons Conversion	Tons of Plastic Waste Available

Canada	35,675,834 (3)	157	5,600,000,000 (5)	2,000	2,800,000
U.S.A.	320,540,000 (4)	257	82,400,000,000 (6)	2,000	41,200,000

Based on these facts it is evident that the industry does have room for the alternative solutions that New Fuel Systems plastic to oil conversion technology has to offer to help deal with this overabundance of plastic.

(1)  Statistics Canada 2011, Kelleher Environmental Study 2012 – http://www.plastics.ca/_files/file.php?fileid=O&filename=file_Kell_Disposal_Report_31_MAR_2012_Revised.pdf

(2)  http://www.americanchemistry.com/Policy/Energy/Energy-Recovery/2014-Update-of-Potential-for-Energy-Recovery-from-Municipal-Solid-Waste-and -Non-Recycled-Plastics.pdf

(3)  Statistics Canada Oct 2014

(4)  US Census.gov (19 March 2015)

(5)  Kelleher Environmental, 2012 – http://www.plastics.ca/_files/file.php?fileid=O&filename=file_Kell_Disposal_Report_31_MAR_2012_Revised.pdf

(6)  http://www.cleanair.org/program/waste_and_recycling/recyclenow_philadelphia/waste_and _recycling_facts

Plastic comes in several forms, each of which is labeled (coded) according to its production method and chemical content .(1)  Plastics 3-7 are not easily recyclable if at all. The overwhelming majority of these plastics ends up in a land fill or incinerated. Despite these facts and that type 1 and 2 are recycled, according to Environmental Protection Agency  (EPA) statistics, only 9% of total plastic waste is actually recycled. (2)   Out of these difficult to recycle plastics 2, 4, 5, 6 (and some ‘other’ plastics in the 7 category) all can be processed with ease  in the New Fuel Systems ‘plastic to oil’ plant.  That is the greatest advantage with the NFS technology is it can be applied to a wider range of applications, including post-consumer, agricultural, nursery and industrial waste plastics.

The US Environmental Protection Agency (EPA) states one ton of plastic would take up 7.4 cubic yards (6.8 cubic meters) of landfill space. (3)   Plastic not only takes up this space in landfills, but at recycler’s facilities where they process other forms of material. New Fuel Systems plants strategically placed close to these facilities significantly reduces space required to handle recyclable material as well as saving significant landfill space.

Potential sources for plastics feedstock or potential locations ideal for installation of the New Fuel Systems ‘plastic to oil’ plants are as follows:

•           Municipalities (especially areas where there is limited land space for landfills)
•           Organizations wishing to reduce their tax burden/waste disposal fees/incineration fees
•           Organizations with a high volume of manufacturing plastic waste that cannot be disposed of in a landfill eg. Manufacturing plants/Agricultural industries/Retailers
•           Facilities that want to discharge large volumes of difficult to recycle plastics
•           Schools
•           Foam recyclers

Many of the existing municipal recycling programs restrict the form and type of plastic that can be placed in their “blue boxes”, the remaining plastic ends up in garbage. Given that New Fuel Systems conversion technology can handle a large number of the household waste plastics that go into these blue boxes, it will allow these programs to expand and accept a greater percentage of plastic, thus keeping it out of landfills and the atmosphere through incineration programs and process it back into oil.

In the greater Vancouver, BC area where New Fuel Systems will locate its first commercial pilot plant, there is an equally large amount of plastic waste being disposed of in landfills. According to Vancouver Regional statistics, close to 150,000 tons (330 million pounds) of plastic was disposed in 2009 (Statistics Canada, Waste Management Survey:  Business and Government Sectors 2010).(4)   That represents an enormous amount of waste plastic feed stock to convert into oil.

(1)  Plastic types referred to in this paragraph by number are as follows:  Type 1 - "PET" - Polyethylene Terephthalate; Type 2 - "HDPE" - High Density Polyethylene; Type 3 - "PVC" - Polyvinyl Chloride; Type 4 - "LDPE" - Low Density Polyethylene; Type 5 - "PP" - Polypropylene; Type 6 - "PS" - Polystyrene; Type 7-"OTHER" - other miscellaneous plastics.
(2)  www.epa.gov/epawaste/conserve/materials/plastics.htm

(3) Ibid.

(4) http://www.statcan.gc.ca.pub/16f0023x/16f0023x2013001-eng.pdf

In New Fuel Systems initial target market, we have identified a number of waste handlers that would be significant sources of plastic for New Fuel Systems pilot plant.   However, to date we have not entered into any contracts with such handlers to obtain access to their plastics.   In addition, several plastic brokers exist in this market that would be able and willing to direct plastic waste to New Fuel Systems. In most of these cases, NFS will be a far more economical choice there will either be no charge or a nominal tipping fee compared to having to dispose of the plastic in traditional landfills where the tipping fees can run as high as $200 per ton.

According to Metro Vancouver’s solid waste management group, their stated goal is to reduce waste to landfills by 70% by 2015 and 80% by 2020. This goal will have a positive impact on NFS’ ability to access waste plastic to feed its pilot plant.

Electric City Motors Corporation

Electric City Motors Corporation, a wholly owned subsidiary of NFS, incorporated pursuant to the laws of British Columbia, Canada, has invested in the experimentation of innovative drive train systems, development and distribution of strategic power motor technologies through the application in its own cars. Electric City Motors is currently planning the development of select exciting technologies which we believe can change the face of electric-based power generation in cars. Our vehicles will be designed to make a major difference in urban areas, especially where motor vehicles are the single largest contributor to ground-level ozone, a major component of smog. Each year, the cars we drive emit millions of tons of pollutants, contributing heavily to global warming and acid rain. Only a clean technology that is affordable to the many can slow down and eventually – when a critical mass is reached on a global basis – reverse this lethal evolution.  The development of our select technology will help to address the important need to meet the world’s long-term energy and environmental requirements.   Even though this subsidiary has been formed, it has been inactive since incorporation and has yet to commence meaningful business operations of any kind.

Water Treatment and Purification

New Fuel Systems subsidiary, Water Evolutions Systems Inc. (“WES”) is a Canadian company, incorporated pursuant to the laws of British Columbia, Canada, that will focus on introducing to market a water processing technology with a wide range of applications that is  more efficient and cost effective than the conventional technologies already present in this field. The system will not rely on chemicals and membrane filters as do conventional systems and will therefore have minimal impact on the environment.

The agenda of WES is to help address the major concerns with the quality and quantity of water currently available.  The plan to develop water purification  methods and technologies having tailored applications across a wide variety of sectors such as retail drinking water,  industrial water treatment facilities  including the mining sector, municipal sewage management operations, food processing facilities, hotels and resorts to drinking water reservoir's and/or supplementary support of existing technologies and water treatment infrastructures.   Even though this subsidiary has been formed,  it has been inactive since incorporation and has yet to commence meaningful business operations of any kind.

Competition

To our knowledge, there are no plastic to oil conversion plants in demonstration or in commercial operation in Canada.  In the U.S. we are aware of three companies that have demonstration facilities, one of which has also begun commercial operations.  They are Plastic2Oil, Inc. in Niagara Falls, New York, Gaily in Beaverton, Oregon, and RES Polyglot in Akron, Ohio.  Because of the newness of the industry and the size of the potential of the industry, we do not believe any barriers exist in our entering into the industry from a competition point of view.  As the industry matures and as conversion plants become numerous, our ability to compete will depend upon our efficiency in the conversion process and in our ability to grow our Company.  It is unknown at this time the extent to which we will be successful in competing against other companies in the future.

Methods of competition in our industry consist of promoting and selling oil based products into the market of competing oil products that already exist from traditional sources of supply.   This is done primarily through contractual arrangements with oil product distribution companies that have established distribution networks.  The oil product that New Fuel System’s plants will be producing is different than normal in that it will not require the usual amount of refining that standard crude oil requires and therefore will be considered a more highly valued product. Secondly, we do not intend to promote and sell our oil products to only the traditional oil product distribution companies but will also be focusing on alternate industries that consume high volumes of oil and/or diesel. To date we have no contracts in place with any distribution or other companies.

Intellectual Property

The company does not own its own technology for converting plastics into fuel but is familiar with technological options for this purpose currently under use in Japan and Europe that are available for purchase.   In connection with the preparation of the pilot plant, the Company has identified an existing technology to be implemented and will determine, based on the results of the first plant's operations, as to whether this same technology or alternative technologies will be implemented in the additional plants to be set up across Canada and the US.

Despite the fact that our research shows that the technology we will be using is commercially viable in Japan and Europe, we have determined that a pilot plant is necessary in order for us to determine whether the technology is commercially viable in our market place.  Even though we are confident we can turn plastic into oil, we need to know if we can make money given our local costs of labor, local costs of raw materials in the form of recyclable plastics and the potential for revenues for selling our products into the local market.

Government Regulation

The Company is subject to federal, state, provincial and local laws generally with regard to business ownership and regulation.  At such time as the Company commences its business operation of converting plastics into fuel, it will be subject to the laws, including environmental laws, relating to the recycling of plastics and the production and sale of fuel and fuel related products.

Related Party Transaction

The aggregate value of transactions and outstanding balances relating to key management personnel and entities over which they have control or significant influence were as follows:

Hartlin Management Services, a private company controlled by our Secretary/Treasurer Karen Hartlin, is paid a management fee of $8,000 per month by the Company for services rendered to the Company.   As part of its management services, Hartlin Management does all corporate bookkeeping, manages all corporate documents and records, maintains all banking records, manages accounts payable,  assists with and consults on corporate financial strategies, keeps the company in good standing with applicable government agencies and carries out other applicable responsibilities assigned by the board of directors from time to time.  A copy of the management contract is attached as an exhibit to the registration statement.

Approval of Related Party Transactions

Related party transactions are reviewed and approved or denied by the board of directors of the Company.  If the related party to a transactions is a member of the board of directors, the transaction must be approved by a majority of the board that does not include the related party.

Employees

We currently employ a Chief Executive Officer and a Chief Financial Officer and have no other employees.

Properties

Our executive offices are located at Unit 210, 5641  201 Street, Langley, British Columbia, Canada, V3A 8A4 and are rented from Hartlin Management Services on a month to month basis.  Hartlin Management Services is owned by our Secretary/Treasurer Karen Hartlin.   Hartlin Management Services is paid $1,100 per month for the rent of the premises.  A copy of the rental agreement is attached as an exhibit to the registration statement. The Company does not own or lease any other real property.

Legal Proceedings

The Company is not involved in any legal proceedings.

MANAGEMENT

Executive Officers and Directors

The names of our executive officers and directors and the positions currently held by each are as follows:

Name	Age	Position

Jack Stuart	79	Chief Executive Officer and President
Karen Hartlin	53	Administration Manager, Secretary and Treasurer, and former CFO
Robert Intile	53	Director, Vice President Marketing/Operations
Satyendra Tripathi	61	Director
Harvey Lawson	67	Director
Douglas R. Myrdal	51	Chief Financial Officer and Director
Dr. David Wang	53	Director
Christopher Reynolds	23	Director, VP Corporate Communications

Jack Stuart – President/CEO

Mr. Stuart has 57 years experience utilizing the equity markets for ‘private-to-public’ business transformations.  He is past Chairman of the Board of EMC Media Corp. of Carson City, Nevada, past President –National Health Foundation – Phoenix Arizona and has extensive experience as Chairman and Director of public and private companies with expertise in corporate governance, financing including mergers and acquisitions.  On March 26, 2009, Mr. Stuart was appointed President and CEO of the Company and has served in that capacity since that time.

Karen Hartlin – Administration Manager,Secretary/Treasurer and former CFO

Ms. Hartlin has been president of Hartlin Management Services for over 30 years.  She is a veteran management consultant providing management and administrative services to several private/public corporations including investor relations, maintenance of company financial records and corporate minutes book, preparation and filing of due-diligence reports, disclosure documentation and annual corporate filings required by the various corporate regulatory agencies.

Robert Intile – Director, Vice President Marketing/Operations

Mr. Intile has a background in mechanics and developed one of the leading environmental contracting companies in British Columbia.  This company had strategic focus on underground utilities which prevent contamination of ground water, soil and property damage due to erosion.   He has marketing experience on the federal, provincial and municipal level.  He has been involved in the environmental movement through businesses he owns or has worked for the last 20 years.  Since 2005, Mr. Intile has been working for RCO Ventures Corp, a company which he owns, as an independent business entrepreneur.

Satyendra Tripathi – Director

Mr. Tripathi is the president of Electric City Motors North America and has 41 years experience in the automobile industry.  From 1976-2002 he managed 22 dealerships and in 2005 changed his focus to highway speed electric car development.  His work distributing electric cars within the USA has led to partnerships with Korean and Pakistan automobile manufacturers for eight new model electric cars.  He is presently testing a new Korean battery which would extend driving ranges to 350-400 miles per charge.   From April 2010 through October 2012, Mr. Tripathi was not employed in the traditional sense by an outside party but was engaged full time in personal research regarding the electric propulsion of automobiles.   From October 2012 to the present he has also been employed by Ross Direct Media as its marketing director.  Ross Direct Media markets products for auto manufacturers and dealerships.

Harvey Lawson – Director

Mr. Lawson has been an officer and director of several junior public companies in the resource and oil and gas exploration and mining sectors, most recently as CFO and director of Trade Winds Ventures, which was acquired for $84 million.  He provides administrative, accounting and financial consulting services to these companies.  He is familiar with the compliance and regulatory requirements as set by the SEC and CSA.  At the present time and since 2004, he has been the owner and sole employee of Aruba Capital Inc. Aruba Capital provides accounting, funding and financial services to public & private companies.

Douglas R. Myrdal – Director, CFO

Mr. Myrdal began his career with Price Waterhouse in 1986 and is designated as a Chartered Accountant.  From 1998 to 2005 he acquired an accounting firm and converted it into a full service chartered accounting company.  He has experience as an officer of companies involved in food manufacturing, renewable energy, construction and cleaning services, acquisition development and most recently Broco Glass Group, and negotiated a multi-million dollar sale of the company to the largest auto glass conglomerate in the world.  For the past 17 years he has been working in these areas as an independent business consultant.

Dr. David Wang – Director

For 25 years Dr. Wang was in the Canadian natural foods industry and naturopathic medicine.  He specializes in preventative medicine, ozone and chelation therapy and is certified in anti-aging medicine.  He is founder of Boucher Institute of Naturopathic Medicine.  He is a formulator, lecturer and author.  For the past 33 years he has been working as an independent consultant with the following companies each of which he owned:

Dr. David Wang Investments Inc. - 16 years
360 Well-being Integrative Health Inc.  - 10 years
Pranin Organic Inc. - 7 years

Christopher Reynolds – Director, Corporate Communications

Mr. Reynolds has over five years experience in the capital markets. He advises on corporate structure, corporate strategy and strategic communications.  He has worked alongside management teams that have generated well in excess of $1.5 billion in market cap.  He has investor relations and corporate development background thriving in the areas of research, communication, business operations and lobbying.    Over the previous five years Christopher has been completely immersed in the private equity  and public markets as a corporate development officer for Seedrock Capital Partners, Coltstar Ventures Inc and as an investment advisor for Mackie Research Capital. His tenure with Seedrock Capital Partners (2010-2012) consisted of developing ancillary materials for their agricultural developments in Burkina Faso, assisting executive partners with administration activities and identifying appropriate strategic partnerships. With Coltstar Ventures (2011-2012), which was run by the same management, Mr. Reynolds was responsible for the timely release of news materials and also assisted in corporate development activities. After qualifying to become a certified investment advisor in early 2012 he remained with Mackie Research Capital until the summer of 2013. Since the summer of 2013, Mr. Reynolds has been devoted full time to New Fuel Systems and the development of its business plan.

Director Qualifications

Robert Intile

Mr. Intile has been involved in his family’s construction businesses all of his life and is a self-employed entrepreneur.  We believe this experience is important to the company since it is our plan to construct plastics to oil plants throughout Canada and the United States.

Satyendra Tripathi

Mr. Tripathi has 40 years of experience in the automotive industry and over 15 years of experience in the research, development,  design and manufacturing of highway speed electric vehicles.  It is this expertise the Company needs with respect to the business development of its subsidiary Electric City  Motors Corp.

Harvey Lawson

Mr. Lawson is presently involved with Vantech (Vancouver Angel Technology Network) and Keiretsu (a global investment community of accredited private equity angel investors, venture capitalists and corporate/institutional investors). Through his relationship with these groups he provides mentorship to startup technology companies such as New Fuel Systems.  He also has experience in the filing requirements of and financial reporting requirements of publicly traded companies.

Douglas R. Myrdal

As New Fuel Systems is a start-up business in the renewable energy industry, it requires a director that can contribute to the selection of candidates for the management team, to analyze and approve budgets, business plans, compensation packages, corporate policies and financial statements. Douglas has experience in all of these key areas, including capital fund raising for both private and public enterprise, as well as taking private companies public. He is key to providing executive expertise and creative thinking in areas of taxation, corporate structure, strategic business planning, and accounting.

Dr. David Wang

Dr. Wang has been practicing as a licensed naturopathic physician in Vancouver for 25 years.  He understands the negative impact that environmental toxins have on human health.  He is especially concerned about plastic waste, the xenobiotic effects on the glandular system and its connection with hormonal imbalances. He has been involved in organizations throughout his career that offer innovative and environmentally friendly technologies that help deal with key issues that have a direct impact on our food chain such as waste plastic and contaminated water, key elements of business goals.

Christopher Reynolds

Over the previous five years Christopher has been completely immersed in the private equity and public markets as a corporate development officer for Seedrock Capital Partners, Coltstar Ventures Inc and as an investment advisor for Mackie Research Capital. The skills and contacts he has obtained during this time are important to our fund raising and business development.

During the past ten years none of our directors, executive officers, promoters or control persons was:

1)
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2)	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4)	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Director Independence

Two of our six directors serving on our Board of Directors are independent directors. Our independent directors are Harvey Lawson and Dr. David Wang.  The definition the Company uses to determine whether a director is independent is NASDAQ Rule 4200(a)(15). See Exhibit 99 hereto.

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to our Chief Executive Officer and our Chief Financial Officer for all services rendered to us in all capacities during each of the years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table

Name and Position	Year	Salary($)	All Other Compensation	Total($)

Jack Stuart, CEO and President	2014 2013 2012	0 0 0	0 0 0	0 0 0
Karen Hartlin, Secretary and Treasurer and former CFO	2014 2013 2012	0(1) 0(1) 0(1)	0 0 0	0(1) 0(1) 0(1)

(1)  The Company pays Hartlin Management Services $8,000 per month for rent and management services.  Our CFO, Karen Hartlin, is the owner of Hartlin Management Services.

Employment Agreements

The Company does not have any employment agreements with any officer or director.

Directors’ Compensation

Directors are not currently compensated, although each is entitled to be reimbursed for reasonable and necessary expenses incurred on our behalf. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table presents information known to us, as of April 18, 2015 , relating to the beneficial ownership of common stock by:

•	each person who is known by us to be the beneficial holder of more than 5% of our outstanding common stock;

•	each of our named executive officers and directors; and

•	our directors and executive officers as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted.

Percentage ownership in the following table is based on 47,758,989 shares of common stock outstanding as of April 18, 2015.  Each beneficial owner’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage

Jack Stuart	19,500,000 Indirect (1)	40.8
Karen Hartlin	4,500,000 Indirect (2)	9.4
Robert Intile	1,000,000 Indirect (3)	2.1
Satyendra Tripathi	1,000,000 Direct	2.1
Harvey Lawson	40,000 Direct	0.1
Douglas R. Myrdal	180,000 Direct	0.1
Dr. David Wang	500,000 (6)	1.0
Christopher Reynolds	500,000 (5)	1.0
Hartlin Management Services	2,500,000 Direct	5.2
TMK World Investment Group, Inc.	4,500,000 Direct	9.4
Cooljet Air Inc.	3,000,000 Direct	6.3
Lightning Ridge Resources Inc.	3,550,000 Direct	7.4
Lambert Private Equity LLC	5,340,000 Direct	11.2
New Quest Capital Corp.	4,000,000 Direct	8.4
Evolution Venture Group Inc.	4,000,000 Direct	8.4
Que Capital Corp.	4,000,000 Direct	8.4
All directors and executive officers as a group (8 persons)	27,220,000 (4)	57.0

(1) The 19,500,000 shares held indirectly by Mr. Stuart are comprised of the shares held by TMK World Investment Group, Inc., New Quest Capital Corp., Evolution Venture Group Inc., Cooljet Air Inc. and Que Capital Corp.  Each of these companies is controlled by Mr. Stuart.

(2) The 4,500,000 shares held indirectly by Karen Hartlin are comprised of the shares held by Hartlin Management Services and Cintanis Capital Corporation , both of which are controlled by Ms. Hartlin.

(3)  The 1,000,000 shares held indirectly by Robert Intile are comprised of shares held by WC Investments S.A. and RCO Ventures Corp , both of which are controlled by Mr. Intile.

(4)  1,040,000 of this total is held directly by two directors while the balance are held indirectly by certain officers and directors pursuant to notes (1), (2), (3), and (5).

(5)  The 500,000 shares held indirectly by Christopher Reynolds are comprised of shares held by Reynolds  House Investment Group which is controlled by Mr. Reynolds.

(6 The 500,000 shares held indirectly by Dr. David Wang are comprised of shares held by Pranin Organic Inc. which is controlled by Dr. Wang.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time by the selling stockholders of 13,726,839 shares of common stock that have been issued. There can be no assurance that the selling stockholders will sell any or all of their common stock offered by this prospectus. We do not know if, when, or in what amounts, the selling stockholders may offer the common stock for sale.

Each of the selling stockholders acquired the shares of common stock being offered for sell by them under this registration statement by investing services or cash with the Company pursuant to National Instrument 45-106 of the Prospectus and Registration Exemptions of the Province of British of Columbia Securities Act.  Twenty-one of the Stockholders also invested in the Company pursuant to the rules and regulations of Regulation S promulgated under the United States Securities Act of 1933.

Selling Stockholders

The following table sets forth:

•	the names of the selling stockholders;
•	the number of shares of common stock beneficially owned by each of the selling stockholders before the offering;
•	the number of shares of common stock being registered with respect to each selling stockholder;
•	the number of shares of common stock beneficially owned by each of the selling stockholders after the offering; and
•	the connection of the selling stockholder with the Company, if any.

This table is based on information furnished to us by or on behalf of the selling stockholders. As of April 18, 2015 there were 47,758,989 shares of common stock outstanding.

Selling Stockholder	Shares Beneficially Owned Before the Offering	Shares Being Registered	Shares Beneficially Owned After the Offering	Connection with Insider
Hartlin Management Services	2,500,000	250,000	2,250,000	Controlled by Executive Officer (1)
TMK World Investment Group, Inc.	4,500,000	450,000	4,050,000	Controlled by Executive Officer (2)
Cintanis Capital Corporation	2,000,000	200,000	1,800,000	Controlled by Executive cutive Officer (1)
John Rauch	2,000,000	200,000	1,800,000
WC Investments S.A.	895,000	89,500		Controlled by Director (3)
Reynolds House Investment Group Corp.	500,000	50,000	450,000	Controlled by Director (4)
Cooljet Air Inc.	3,000,000	300,000	2,700,000	Controlled by Executive Officer (2)
Lightning Ridge Resources Inc. (5)	3,550,000	355,000	3,195,000
Ambleside Broadcasting Group Inc. (6)	1,000,000	100,000	900,000
Avro Air Inc. (7)	1,000,000	100,000	900,000
Debra A. Shriver	50,000	5,000	45,000
Footprints Productions Ltd. (8)	300,000	30,000	270,000
Anola Capital Inc. (9)	1,000,000	100,000	900,000
Harvey & Glenyus Lawson	40,000	4,000	36,000	Controlled by Director (10)
Sandra M. J. Chernomaz	300,000	30,000	270,000
Douglas Myrdal	180,000	18,000	162,000	Controlled by Director (20)
Satyendra Tripathi	1,000,000	100,000	900,000	Controlled by Director (11)
VE Capital (12)	300,000	30,000	270,000
Scholar City Student Services Ltd. (13)	300,000	30,000	270,000
New Quest Capital Corp.	4,000,000	400,000	3,600,000	Controlled by Executive Officer (2)
Evolution Venture Group Inc.	4,000,000	400,000	3,600,000	Controlled by Executive Officer (2)
Que Capital Corp.	4,000,000	400,000	3,600,000	Controlled by Executive Officer (2)
Rajnder Boora	500,000	50,000	450,000
James Newton	100,000	10,000	90,000
Frank Tremblay	100,000	10,000	90,000
Geoffry Ferrier	100,000	10,000	90,000
Jennifer E. Scott	300,000	30,000	270,000
Pranin Organic Inc.	500,000	50,000	450,000	Controlled by Director (21)
Alexander M. Fex	100,000	10,000	90,000
Lambert Private Equity LLC (14)	5,340,000	5,340,000	nil
Jack W. Friesen	100,000	100,000	nil
Monique E. LaLonde	225,500	225,500	nil
Shannon Evora	20,000	20,000	nil
Maria Intile	225,800	225,800	nil
Lisa Therese Houle	50,000	50,000	nil
Efficient Management Group (15)	20,000	20,000	nil
Debbie Harvey	100,000	100,000	nil
Laurent E. LaLonde	76,000	76,000	nil
Arthur Raymond Gabara	40,000	40,000	nil
Alan G. Hogarth	40,000	40,000	nil
Scott Carley	300,000	300,000	nil
Daniel Philip McCaffrey	10,000	10,000	nil
Salute Enterprises Ltd. (16)	400,000	400,000	nil
Peter M. Stiven	40,000	40,000	nil
Douglas John Suveges	8,000	8,000	nil
Ken Bonham	40,000	40,000	nil
Irene A. LaLonde	20,000	20,000	nil
Joseph Intile	132,300	132,300	nil
Rosa Hawkes	293,200	293,200	nil
George A. Intile	60,000	60,000	nil
Paulette Marie Fortier	10,000	10,000	nil
Earl Gifford	10,000	10,000	nil
Ron & JoAnn Kooyman	79,334	79,334	nil
Gary Hinman	210,130	210,130	nil
Rayomand S. Irani	102,526	102,526	nil
Susan Downs	7,527	7,527	nil
John V. Gonzales	30,567	30,567	nil
Troy Fehr	46,400	46,400	nil
Tomas Lhotak	79,300	79,300	nil
Yvan G. Brisebois	106,300	106,300	nil
Cody D. Hawkes	52,500	52,500	nil
Yvette Brisebois	21,000	21,000	nil
Sharon Elaine Hunter	23,400	23,400	nil
Glen Miller	10,000	10,000	nil
Scott Livingston	9,990	9,990	nil
Mica Hughes	9,990	9,990	nil
Jose Gerardo Guerra Guillen	2,000	2,000	nil
Paul & Lissbeth R. Laprad	13,300	13,300	nil
Nelson E. & Dorothy A. Livingston	6,700	6,700	nil
Devlin Eric Hawkes	10,000	10,000	nil
Neil E. Moore	3,000	3,000	nil
RCO Ventures Corp	105,000	105,000	nil	Controlled by Director (3)
Doreen Y. Hirtz	10,000	10,000	nil
David J. Devere	66,300	66,300	nil
John R. Green	2,500	2,500	nil
Tamara Pawlik	6,600	6,600	nil
Laurence J. R. Poulette	26,400	26,400	nil
Robert LaLonde	40,000	40,000	nil
Mark Church	25,000	25,000	nil
Dawn Johnson	13,500	13,500	nil
James Okano	10,000	10,000	nil
Christine Reynolds	10,000	10,000	nil
Terell Etienne	6,000	6,000	nil
Canary Capital Corp. (17)	100,000	100,000	nil
Rick Kachuol	6,000	6,000	nil
Janet Adrienne Ross Sartarelli	8,000	8,000	nil
Sarah Antonich	5,000	5,000	nil
Rose Mary Fitzhenry	25,700	25,700	nil
George Foufoulas	10,000	10,000	nil
John H. Smith	5,000	5,000	nil
Scott & Mica Livingston	5,000	5,000	nil
Justin Livingston	1,000	1,000	nil
Steven M. Ritchie	25,225	25,225	nil
Mark B. Ralston	2,000	2,000	nil
Kieran Standen	4,000	4,000	nil
Dorothy Hoffert	10,000	10,000	nil
Richard Winter	36,000	36,000	nil
Marc Tabet	10,000	10,000	nil
Mario Ferrante	10,000	10,000	nil
Earl Griffin	11,000	11,000	nil
Sharon Tucker	20,000	20,000	nil
Jora Singh	50,000	50,000	nil
Al Stan	40,000	40,000	nil
Ross Alden	90,000	90,000	nil
Guido Bruhn	20,000	20,000	nil
Tami Smith	2,000	2,000	nil
Brenda Kotanko	2,000	2,000	nil
David Pace	20,000	20,000	nil
James Newton	120,000	120,000	nil
Duncan Group Ltd (18)	200,000	200,000	nil
Convenience Canada ULC (19)	100,000	100,000	nil

(1) Karen Hartlin
(2) Jack Stuart
(3) Robert Intile.  In addition to being a director, Mr. Intile is also Vice President of Marketing/Operations.
(4) Christopher Reynolds. In addition to being a director, Mr. Reynolds is also Vice President of Corporate Communications.
(5) John Rauch has both voting and investment control of shares held by the selling stockholder.
(6) Whitney Stuart has both voting and investment control of shares held by the selling stockholder.
(7) Al Stan has both voting and investment control of shares held by the selling stockholder.
(8) Chris Van Honschoten has both voting and investment control of shares held by the selling stockholder.
(9) Ronald Kruchak has both voting and investment control of shares held by the selling stockholder.
(10) Harvey Lawson
(11) Satyendra Tripathi. In addition to being a director, Mr. Tripathi is also the president of our subsidiary Electric City Motors Corp.
(12) Vladimir Nazarov has both voting and investment control of shares held by the selling stockholder.
(13) Masoud Moosaei has both voting and investment control of shares held by the selling stockholder.
(14) Joseph Lambert has both voting and investment control of shares held by the selling stockholder.
(15) Daniel Chiu has both voting and investment control of shares held by the selling stockholder.
(16) Maria Intile has both voting and investment control of shares held by the selling stockholder.
(17) Kyle Johnston has both voting and investment control of shares held by the selling stockholder.
(18) Robert Duncan has both voting and investment control of shares held by the selling stockholder.
(19) Tyler Duncan has both voting and investment control of shares held by the selling stockholder.
(20) Douglas R. Myrdal
(21) Dr. David Wang has both voting and investment control of shares held by the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholders (the “Selling Stockholders”) of the common stock (“Common Stock”) of the Company and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Until such time as our common stock is quoted on the OTC Market Quotation System or traded on the NYSE, AMEX or NASDAQ Small Cap Market or NASDAQ National Market System, all Selling Stockholders will sell at the fixed selling price of $1.25 per share. Thereafter the Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. “Short sale” is the name given to a transaction that takes place when a person believes a company’s stock price is about to go down. The person borrows from his broker or other individual shares of the company’s stock and sells the borrowed shares at the current price. After the price goes down, the person buys in the market, shares of the company’s stock at the reduced price and uses the purchased shares to replace the shares that were borrowed. As a result of the short sale, the person succeeds in buying low and selling high. The buying and selling are simply reversed in order. Short sales can have the effect of driving down the trading price of a company’s stock. If a stock price is falling and stockholders are selling short, stock purchases for the purpose of replacing borrowed shares further depress the market and encourages additional short selling. The net effect can be a downward spiral of the stock price of the company.

The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. It is our understanding that no Selling Stockholder has entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale or the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Although we intend to apply for listing of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If trading of our common stock does develop, the actual selling price will be determined by the market for our stock at the time of resale.

EXPENSES OF OFFERING

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee	$1,993.82
Miscellaneous expenses	500.00
Legal	30,000.00
Accounting fees and expenses	35,000.00
Total	$67,493.82

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of an unlimited number of common shares with no par value. As of April 18, 2015 , 47,758,989 shares of common stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our capital stock entitled to vote on such action.

Warrants and Options

As of April 18, 2015 , the Company did not have any warrants or options issued and outstanding for the purchase of shares of its common stock.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, American Fork, Utah. These legal matters include that shares of common stock to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable. Mr. Henrie's address is 486 W. 1360 N., American Fork, Utah  84003.  Mr. Henrie is licensed to practice law in the States of Nevada and Utah.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The audited financial statements as of December 31, 2014 and December 31, 2013 included in this prospectus have been audited by MNP LLP, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus.  This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits.  Reference is thus made to the omitted information.  Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed.  Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The  Securities  and  Exchange  Commission  also  maintains  a  web site (http://www.sec.gov)  that  contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the common stock offered in this prospectus, reference is made to the registration statement.

Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-K and 10-Q respectively and current reports on form 8-K as needed.  We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so.  We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov.

New Fuel Systems Inc.

Consolidated Financial Statements
(Expressed in Canadian Dollars)

Years Ended December 31, 2014 and 2013

Management’s Responsibility for Financial Reporting

Management is responsible for the preparation and presentation of the accompanying consolidated financial statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards and ensuring that all information in the annual report is consistent with the statements. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the consolidated financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of consolidated financial statements.

The Board of Directors and Audit Committee are composed primarily of Directors who are neither management nor employees of the Company. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report. The Board fulfils these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and external auditors. The Audit Committee has the responsibility of meeting with management and external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues. The Board of Directors is also responsible for recommending the appointment of the Company's external auditors.

MNP LLP is appointed by the shareholders to audit the consolidated financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, both the Audit Committee and management to discuss their audit findings.

April 13, 2015

“Jack Stuart”                                                                                     “Karen Hartlin”
Chief Executive Officer                                                                 Chief Financial Officer

INDEPENDENT AUDITORS’ REPORT

To the Directors of New Fuel Systems Inc.:

We have audited the consolidated financial statements of New Fuel Systems Inc.  (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2014 and 2013, and  the consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the years then ended and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we comply with ethical requirements and plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2014 and 2013, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis

Without qualifying our opinion, we draw attention to Note 1 to these financial statements, which state that the Company incurred significant losses from operations and has an accumulated deficit. These matters, along with other matters as describe in Note 1, indicate the existence of material uncertainty that raises substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, BC, Canada                                                                                                              /s/ MNP LLP
April 13, 2015                                                                                                                               Chartered Accountants

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1-877-688-8408  P: 604-685-8408  F: 604-685-8594  www.MNP.ca

NEW FUEL SYSTEMS INC.
Consolidated Statements of Financial Position
December 31, 2014 and 2013

Stated in Canadian dollars	Notes	2014	2013

ASSETS
Current assets
Cash		$476,288	$457,689
Available-for-sale securities	5	271,009	114,079
Prepaid expenses		920	42,328
Total current assets		748,217	514,096

Deferred charge	7	4,000,000	4,000,000
Equipment	4	8,069	2,664

Total assets		$4,756,286	$4,516,760

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade and other payables	6	$27,338	$4,065
Due to related party	10	71,211	79,010
Total current liabilities		98,549	83,075

Shareholders’ Equity
Share capital	7	5,705,075	5,463,035
Subscription receivables	7	-	(2,940)
Accumulated other comprehensive loss		212,627	(90,548)
Deficit		(1,259,965)	(935,862)
Total shareholders’ equity		4,657,737	4,433,685

Total liabilities and shareholders’ equity		$4,756,286	$4,516,760

APPROVED BY THE DIRECTORS

/s/ Jack Stuart                                                                                                                                                                                              /s/ Robert Intile
______________________________________________________________ _______________________________________________________________
Director                                                                                                                                                                                                             Director
The accompanying notes are an integral part of these consolidated financial statements

NEW FUEL SYSTEMS INC.
Consolidated Statements of Operations and Comprehensive Loss
For the years ended December 31, 2014 and 2013

Stated in Canadian dollars	Notes	2014	2013
Expenses
Amortization - equipment		2,095	516
Bank charge		223	47
Investor relations and business promotion		40,976	37,677
Professional fees		62,230	11,322
Office and miscellaneous		8,548	7,607
Stock based compensation		45,000	-
Management fees		96,000	96,000
Rent	10	13,200	13,200
Travel and automobile expenses		10,384	8,650
		278,656	175,019

Other item
Foreign exchange gain		798	136
Available-for-sale security written off	5	(46,246)	-
Net (loss) for the year		(324,104)	(174,883)
Unrealized gain or loss on available-for-sale securities		256,930	(1,660)
Complrehensive (loss) for the year		(67,174)	(176,543)
Basic and diluted loss per share		(0.01)	(0.00)

Weighted average number of common shares
Basic and diluted		47,221,174	45,957,595

The accompanying notes are an integral part of these consolidated financial statements

NEW FUEL SYSTEMS INC.
Consolidated Statements of Changes in Shareholders' Equity
For the years ended December 31, 2014 and 2013

				Accumulated
				Other		Total
	Number of	Share	Subscription	Cumulative		shareholders’
Stated in Canadian dollars	shares	capital	receivables	Income (Loss)	Deficit	equity

Balance, January 1, 2013	40,564,504	$855,225	$(2,940)	$(88,889)	$(760,978)	$2,418

Share capital received for cash	1,077,005	607,810	-	-	-	607,810
Share issued for service	5,340,000	4,000,000		-	-	4,000,000
Net loss for the year	-	-	-	-	(174,883)	(174,883)
Unrealized loss on available-for-sale securities	-	-	-	(1,660)	-	(1,660)
Balance, December 31, 2013	46,981,509	5,463,035	(2,940)	(90,549)	(935,861)	4,433,685

Share capital received for cash	477,480	197,040	2,940	-	-	199,980
Stock based compensation	-	45,000		-	-	45,000
Available-for-sale security written off	-	-		46,246	-	46,246
Net loss for the year	-	-	-	-	(324,104)	(324,104)
Unrealized gain on available-for-sale securities	-	-	-	256,930	-	256,930
Balance, December 31, 2014	47,458,989	$5,705,075	$-	$212,627	$(1,259,965)	$4,657,737

The accompanying notes are an integral part of these consolidated financial statements

NEW FUEL SYSTEMS INC.
Consolidated Statements of Cash Flows
For the years ended December 31, 2014 and 2013

Stated in Canadian dollars	2014	2013

Cash flows used in operating activities
Loss for the year	$(324,104)	$(174,883)
Adjustments for non-cash items:
Amortization – equipment	2,095	516
Available-for-sale security written off	46,246	-
Stock based compensation	45,000	-

Changes in non-cash working capital items:
Changes in prepaid expenses	41,408	(42,329)
Changes in trade and other payable	23,273	4,065
Net cash used in operating activities	(166,082)	(212,631)

Cash flows used in (from) investing activities
Additions to Equipment	(7,500)	(3,180)
Net cash used in (from) investing activities	(7,500)	(3,180)

Cash flows from financing activities
Due to related party	(7,799)	56,840
Proceeds from shares issued	199,980	607,810
Net cash from financing activities	192,181	664,650

Increase in cash	18,599	448,839

Cash at beginning of year	457,689	8,850

Cash at end of year	$476,288	$457,689

The accompanying notes are an integral part of these consolidated financial statements

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)

1. Nature of Operations and Going Concern

New Fuel Systems Inc. (“the Company”) was incorporated under the “British Columbia Business Corporation Act” on March 2, 2005 under the name Lighting Ridge Resources Inc, and changed its name to New Fuel Systems Inc. on February 21, 2007. The Company’s registered office and principal place of business is Unit 210, 5641 201 Street, Langley, British Columbia, Canada, V3A 8A4. The Company’s principle business activity is focusing on the identification, acquisition, development, and commercialization of renewable, alternative energy technologies globally.

These consolidated financial statements were authorized for issue by the Audit Committee and Board of Directors on April 13, 2015.

These consolidated financial statements are prepared on a going concern basis, which presumes that the Company and its wholly owned subsidiaries (collectively, the “Group”) will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

These financial statements have been prepared using accounting principles applicable to a going concern which assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. The ability of the Company to carry out its business objectives dependent on the Company’s ability to receive continued financial support from related parties and to obtain public equity financing and to identify, evaluate and negotiate an acquisition of, a participation in, or an investment of an interest and to generate profitable operations in the future. Such an acquisition will be subject to regulatory approval and may be subject to shareholder approval. In order to continue as a going concern and meet its corporate objectives, the Company will require additional financing through debt or equity issuances or other available means. There is no assurance that the Company will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company. These financial statements do not reflect the adjustments to the carrying value of assets and liabilities, or the impact on the statement of operations and comprehensive loss and financial position classifications that would be necessary were the going concern assumption not appropriate.

There can be no assurance that a viable business opportunity that can be adequately financed will be identified and available to the Company. Additional equity and/or debt financing is subject to the global financial markets and prevailing economic condition. These matters and conditions indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as going concern.

As at December 31, 2014, the Group has not generated any revenue and has incurred accumulated deficit of $1,259,965.

2. Significant Accounting Policies

(a) Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)
2. Basis of Preparation - Continued

(b) Basis of measurement

These consolidated financial statements have been prepared on a historical cost basis except for financial instruments classified as at fair value through profit or loss and available-for-sale that have been measured at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

(c) Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.

Subsidiaries are fully consolidated from the date of incorporation, being the date on which the Company obtains control and continue to be consolidated until the date when such control ceases. A summary of the Company’s subsidiaries are as follows:

		Ownership interest
	Country of	December 31,	December 31,
Name of subsidiaries	incorporation	2014	2013

Electric City Motors Corporation	Canada	100%	100%
Water Evolution Systems Inc.	Canada	100%	100%

Electric City Motors Corporation and Water Evolution Systems Inc. were incorporated on December 5, 2012 and October 10, 2013 respectively under the “Business Corporation Act (BC)”. Both of them have been inactive since incorporation.

Inter-company balances and transactions and any unrealized gains or losses arising from inter-company transactions, are eliminated in preparing the consolidated financial statements.

(d) Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars, which is the Group’s reporting currency and functional currency.

(e) Use of estimates and judgements

The preparation of the consolidated financial statements in conformity with IFRSs requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)

2. Basis of Preparation - Continued

(e) Use of estimates and judgements - Continued

Significant areas requiring the use of management estimates and assumptions include:

Deferred tax liabilities and assets
Deferred tax liabilities and assets are measured at tax rates expected in the period during which the asset is realized or the liability is settled, based on tax rates (and tax laws) that are enacted or substantively enacted at the end of the reporting period of the financial information. The measurement of liabilities and deferred tax assets reflects the tax consequences that result from the manner in which the Group expects, at the end of the reporting period of the financial information, to recover or settle the carrying amount of its assets and liabilities.

Measurement of financial instruments at fair value
The Group measures certain of its financial instruments at fair value. The determination of such fair value is based on the most readily available market data. When no readily available data is available, management is required to estimate the fair value of the instrument using various inputs that are either, directly or indirectly observable, or not based on observable market data.

Critical accounting judgments are accounting policies that have been identified as being complex or involving subjective judgments or assessments.  The Group made the following critical accounting judgments:

Going concern
Management has applied judgments in the assessment of the Group’s ability to continue as a going concern when preparing its consolidated financial statements for the years ended December 31, 2014 and 2013. Management prepares the financial statements on a going concern basis unless management either intends to liquidate the entity or to cease trading, or has no realistic alternative but to do so. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period. Management considered a wide range of factors relating to current and expected profitability, debt repayment schedules and potential sources of replacement financing. As a result of the assessment, management concluded there are significant doubt as to the ability of the Group to meet its obligations as they fall due and, accordingly, the ultimate appropriateness of the use of accounting principles applicable to a going concern.

3. Significant Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a) Foreign currency

Transactions in foreign currencies are translated at the exchange rate in effect at the date of the transaction. Foreign denominated monetary assets and liabilities are translated to their Canadian dollar equivalents using foreign exchange rates prevailing at the financial position reporting date. Exchange

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)
3. Significant Accounting Policies - Continued

(a)	Foreign currency- Continued

gains or losses arising on foreign currency translation are reflected in profit and loss for the period.
Non-monetary  assets  and  liabilities that  are  measured  at  historical cost  are  translated  into Canadian  dollars  by using the exchange rate in effect at the date of the initial transaction and are not subsequently restated.  Non-monetary assets and liabilities that are measured at fair value or a revalue amount are translated into Canadian  dollars  by  using  the  exchange  rate  in  effect  at  the  date  the  value  is  determined  and  the  related  translation  differences are  recognized  in  net income (loss)  or  other  comprehensive net (loss) consistent  with  where  the gain or loss on the underlying non-monetary asset or liability has been recognized.

(b)	Cash

Cash consist of cash on hand and deposits in banks.

(c) Financial instruments

(i) Financial assets

The Group’s financial instruments consist of cash, available-for-sale securities, trade and other payables and due to related party.  Cash is classified as loans and receivables and recorded at cost.  Available-for-sale securities is classified as available for sale and recorded at fair value. Trade and other payables and due to related party are classified as other financial liabilities, which are measured at amortized cost.

Fair value through profit or loss – This category comprises derivatives, or assets acquired or incurred principally for the purpose of selling or repurchasing it in the near term.  They are carried in the statement of financial position at fair value with changes in fair value recognized in the statement of operations and comprehensive loss.

Loans and receivables – These assets are non-derivative financial assets with fixed or determinable payment that are not quoted in an active market.  They are carried at cost less any provision for impairment.  Individually significant receivables are considered for impairment when they are past due or when other objective evidence is received that a specific counterparty will default.

Held-to-maturity investments – These assets are non-derivative financial assets with fixed or determinable payments and fixed maturities that the Group’s management has the positive intention and ability to hold to maturity.  These assets are measured at amortized cost using the effective interest method.  If there is objective evidence that the investment is impaired, determined by reference to external credit ratings and other relevant indicators, the financial asset is measured at the present value of estimated future cash flows.  Any changes to the carrying amount of the investment, including impairment losses, are recognized in the statements of operations and comprehensive loss.

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)

3. Significant Accounting Policies - Continued

(c) Financial instruments - Continued

(i) Financial assets - Continued

Available-for-sale – Non-derivative financial assets not included in the above categories are classified as available-for-sale.  They are carried at fair value with changes in fair value recognized directly in equity.  Where a decline in the fair value of an available-for-sale financial asset constitutes objective evidence of impairment, the amount of the loss is removed from equity and recognized in the statement of operations and comprehensive loss.

All financial assets, except those at fair value through profit or loss, are subject to review for impairment at least at each reporting date.  Financial assets are impaired when there is objective evidence that a financial asset or a group of financial assets is impaired.  Different criteria are applied for each category of financial assets described above to determine impairment.

(ii)	Financial liabilities

The Group classifies its financial liabilities into one of two categories, depending on the purpose for which the asset was acquired.  The Group’s accounting policy for each category is as follows:

Fair value through profit or loss – This category comprises derivatives or liabilities acquired or incurred principally for the purpose of selling or repurchasing it in the near term.  They are carried in the statement of financial position at fair value with changes in fair value recognized in the statement of operations and comprehensive loss.

Other financial liabilities – This category includes due to related party and trade and other payables, all of which are recognized at amortized cost.

(d) Share capital

Common shares

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

(e)  Equipment

Equipment is recorded at cost, net of accumulated amortization. Depreciation is calculated on a straight line basis over the estimated useful lives.

The estimated useful lives are as follows:

Computer equipment	3 years
Office equipment	5 years
Machinery equipment	5 years

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)
3. Significant Accounting Policies – Continued

(e)  Equipment– Continued

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate.

(f) Impairment

(i) Financial assets

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets (including equity securities) are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Group on terms that the Group would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, or the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

The Group considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

In assessing collective impairment the Group uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognized through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)
3. Significant Accounting Policies - Continued

(f) Impairment - Continued

Impairment losses on available-for-sale investment securities are recognized by transferring the cumulative loss that has been recognized in other comprehensive income, and presented in unrealized gains/losses on available-for-sale financial assets in equity, to profit or loss. The cumulative loss that is removed from other comprehensive income and recognized in profit or loss is the difference between the acquisition cost, net of any principal repayment and amortization, and the current fair value, less any impairment loss previously recognized in profit or loss. Changes in impairment provisions attributable to time value are reflected as a component of interest income.

If, in a subsequent period, the fair value of an impaired available-for-sale equity security increases and the increase can be related objectively to an event occurring after the impairment loss was recognized in profit or loss, then the impairment loss is reversed, with the amount of the reversal recognized in profit or loss. However, any subsequent recovery in the fair value of an impaired available-for-sale equity security is recognized in other comprehensive income.

(ii) Non-financial assets

The Group reviews and evaluates its property and equipment for indications of impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable or at least at the end of each reporting period.  The asset’s recoverable amount is estimated if an indication of impairment exists.

Impairment loss is recognized when the carrying amount of an asset exceeds its recoverable amount.  For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.  The cash-generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows of other assets or groups of assets.  Future cash flows are estimated based on expected future production, commodity prices, operating costs and capital costs.

The recoverable amount is the greater of the asset’s fair value less costs to sell and value in use.  In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessment of the time value of money and the risks specific to the asset.

Impairment losses reducing the carrying value to the recoverable amount are recognized in profit and loss.

An impairment loss is reversed if there is an indication that there has been a change in the estimates used to determine the recoverable amount.  An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation, if no impairment loss had been recognized.

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)
3. Significant Accounting Policies - Continued

(g) Income tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(h) Earnings per share

The Group presents basic and diluted earnings per share (“EPS”) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Group by the weighted average number of common shares outstanding during the period, adjusted for own shares held. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for own shares held, for the effects of all dilutive potential common shares, which comprise share options granted to employees.

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)
3. Significant Accounting Policies - Continued

(i)	Comprehensive Income (Loss)

Comprehensive income (loss) is the overall change in the net assets of the Company for a period, other than changes attributable to transactions with shareholders. It is made up of net income (loss) and other comprehensive income (loss). The historical make up of net income (loss) has not changed. Other comprehensive income (loss) includes gains or losses, which generally accepted accounting principles requires be recognizing in a period, but excluding from net income for that period.

(j)	Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control, related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

(k)	Deferred charge

Costs directly identifiable with the raising of capital will be charged against the related capital stock. Costs related to shares not yet issued are recorded as deferred charge. These costs will be deferred until the issuance of the shares to which the costs relate, at which time the costs will be charged against the related capital stock or charged to operations if the shares are not issued.

(l)	New standards and interpretations

The following new or amended standards, and their resulting consequential amendments, were applied for the first time in the current year. The Company does not expect the impact of such changes on the financial statements to be material, unless otherwise stated:

IFRS 2 Share-based payment
The amendments to IFRS 2, issued in December 2013 clarify the definition of “vesting conditions”, and separately define a “performance condition” and a “service condition”. A performance condition requires the counterparty to complete a specified period of service and to meet a specified performance target during the service period. A service condition solely requires the counterparty to complete a specified period of service.

IFRS 7 Financial instruments: disclosures and IAS 32 Financial instruments: presentation
Financial assets and financial liabilities may be offset, with the net amount presented in the statement of financial position, only when there is a legally enforceable right to set off and when there is either an intention to settle on a net basis or to realize the asset and settle the liability simultaneously. The

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)
3. Significant Accounting Policies - Continued

(k) New standards and interpretations

amendments to IAS 32, issued in December 2011, clarify the meaning of the offsetting criterion "currently has a legally enforceable right to set off" and the principle behind net settlement, including identifying when some gross settlement systems may be considered equivalent to net settlement.

IAS 36 Impairment of assets
The amendments to IAS 36, issued in May 2013, require:

•	Disclosure of the recoverable amount of impaired assets; and
•
Additional disclosures about the measurement of the recoverable amount when the recoverable amount is based on fair value less costs of disposal, including the discount rate when a present value technique is used to measure the recoverable amount.

IAS 39 Financial Instruments: Recognition and measurement
The amendments to IAS 39, issued in June 2013, clarify that innovation of a hedging derivative to a clearing counterparty as a consequence of laws or regulations or the introduction of laws or regulations, does not terminate hedge accounting.

New standards and interpretations not yet adopted

Standards issued but not yet effective up to the date of issuance of the Group’s consolidated financial statements are listed below. This listing is of standards and interpretations issued, which the Group reasonably expects to be applicable at a future date. The Group intends to adopt those standards when they become effective. The Group does not expect the impact of such changes on the consolidated financial statements to be material.

IAS 16 Property, plant and equipment and IAS 38 Intangible assets
The amendments to IAS 16 and IAS 38, issued in December 2013, clarify how an entity calculates the gross carrying amount and accumulated depreciation when a revaluation is performed. The amendments are effective for annual periods beginning on or after July 1, 2014.

IAS 24 Related party disclosures
The amendments to IAS 24, issued in December 2013, clarify that a management entity, or any member of a group of which it is a part, that provides key management services to a reporting entity, or its parent, is a related party of the reporting entity. The amendments also require an entity to disclose amounts incurred for key management personnel services provided by a separate management entity. This replaces the more detailed disclosure by category required for other key management personnel compensation. The amendments will only affect disclosure and are effective for annual periods beginning on or after July 1, 2014.

IFRS 9 Financial instruments
IFRS 9 was issued in November 2009 and subsequently amended as part of an ongoing project to replace IAS 39 Financial instruments: Recognition and measurement. The standard requires the classification of financial assets into two measurement categories based on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. The two categories

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)
3. Significant Accounting Policies - Continued

(k) New standards and interpretations

are those measured at fair value and those measured at amortized cost. The classification and measurement of financial liabilities is primarily unchanged from IAS 39. However, for financial liabilities measured at fair value, changes in the fair value attributable to changes in an entity’s “own credit risk” is now recognized in other comprehensive income instead of in profit or loss. This new standard will also impact disclosures provided under IFRS 7 Financial instruments: disclosures.

In November 2013, the IASB amended IFRS 9 for the significant changes to hedge accounting. In addition, an entity can now apply the “own credit requirement” in isolation without the need to change any other accounting for financial instruments. IFRS 9 applies to financial statements for annual periods beginning on or after January 1, 2018, with early adoption permitted.

4. Equipment

	Computer	Office	Machinery
	equipment	equipment	Equipment	Total

Cost
Balance, at December 31, 2012	$-	$-	$-	$-
Additions	2,507	673	-	3,180
Balance, at December 31, 2013	2,507	673	-	3,180
Additions	-	-	7,500	7,500
Balance, December 31, 2014	$2,507	$673	$7,500	$10,680

Depreciation
Balance, at December 31, 2012	$-	$-	$-	$-
Depreciation for the year	471	45	-	516
Balance, at December 31, 2013	471	45	-	516
Depreciation for the year	836	134	1,125	2,095
Balance, at December 31, 2014	$1,307	$179	$1,125	$2,611

Carrying amounts
At December 31, 2014	$1,200	$494	$6,375	$8,069
At December 31, 2013	$2,036	$628	$-	$2,664

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)

5. Available-for-Sale Securities

Available-for-sale securities consist of marketable securities and are summarized as follows:

	December 31, 2014		December 31, 2013
Public traded securities	Cost	Fair Market Value	Cost	Fair Market Value

First Choice	$-	$-	$46,246	$1,265
Superbox Inc. *	58,382	271,009	58,382	12,814
	$58,382	$271,009	$104,628	$14,079

*traded as US dollar.

The fair market value of public traded securities are measured using quoted prices in active market for the identical assets, the total fair market value is the published market price per share multiplied by the number of shares held without consideration of transaction costs.

The cost of First Choice of $46,246 was written off due to permanent impairment during the year ended December 31, 2014.

The unrealized gain of $212,627 was recorded as accumulated other comprehensive income or loss during the year ended December 31, 2014.

6. Trade and Other Payables

	December 31,	December 31,
	2014	2013

Trade payables	$8,278	$65
Accrued expenses	19,060	4,000
	$27,338	$4,065

7. Share Capital, Share Purchase Options and Warrants

(a) Share Capital

Common shares

a.	Authorized:

Unlimited number of common shares with no par value.

b.	Issued and outstanding:

As at December 31, 2014 the total issued and outstanding share capital is 47,458,989 (2013: 46,981,509) common shares.

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)

7. Share Capital, Share Purchase Options and Warrants - Continued

(a) Share Capital- Continued

Common shares- Continued

During the year 2013, the Company issued 1,077,005 common shares at the price from $0.05 to $1.00 per share for aggregate proceed of $607,810.

During the year 2013, the Company entered a Special Private Placement Agreement (the “Agreement”) with a third party.   The third party will invest up to $100 million (“Commitment Amount”) to the Company once the Company listed on an acceptable public market or exchange. As consideration the Company agreed to issue the shares as a commitment fee of 4% of the Commitment Amount. Such shares shall be issued upon the signing the Agreement, which will be deposited in an escrow custodial account. As a result, the Company issued 5,340,000 common shares at the price of $0.75 per share for the commitment fee of $4,000,000 to the third party pursuant to the Agreement. As at December 31, 2014 and 2013, such commitment fee has been recorded as deferred charge.

During the year 2014, the Company issued 477,480 common shares at the price from $0.25 to $0.75 per share for aggregate proceed of $197,040. The Company re-valued the 180,000 common shares issued to the founders at $0.25 per share to $0.50 per share and recognized a stock based compensation of $45,000.

(b) Share Purchase Options

During the years ended December 31, 2014 and 2013, there were no stock options granted, exercised or cancelled. At December 31, 2014 and  2013, there were no share purchase options outstanding.

(c) Share Purchase Warrants

During the years ended December 31, 2014 and 2013, the Company did not issue any share purchase warrants. At December 31, 2014 and 2013, there were no share purchase warrants outstanding.

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)

8. Financial instruments and risk management

Fair values

The carrying and fair value amounts of the Group’s financial instruments related to cash, available-for-sale securities and trade and other payables are the same due to their short terms to maturity. It is not practical to determine the fair value of the amounts due from related parties and due to related parties with sufficient reliability due to the nature of the financial instruments.

Fair value hierarchy

Financial instruments recorded at fair value on the statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities
•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices)
•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs)

As at December 31, 2014 and 2013, cash and available-for-sale securities are assessed to be Level 1 instruments.

9. Risk management framework

The Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework.

The Group's risk management activities include the preservation of its capital by minimizing risk related to its cash. The Group does not have a risk management committee or written risk management policies. The Group’s financial instruments are exposed to the risks described below:

Credit risk

Credit risk is the risk of an unexpected loss if a party to a financial instrument fails to meet its contractual obligations. The Group's credit risk is primarily attributable to cash. The Group has no significant concentration of credit risk arising from operations. Management believes that the maximum credit exposure at December 31, 2014 is cash in the bank of $476,288 (December 31, 2013: $457,689) and the credit risk concentration with respect to cash is remote.

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)

9. Risk management framework - Continued

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they come due. The Group has in place a planning and budgeting process to help determine the funds required to support the Group’s normal operating requirements on an ongoing basis. The Group tries to ensure that there is sufficient working capital to fund its ongoing operating expenditures. At December 31, 2014, the Group had a working capital of $649,668 (December 31, 2013: $431,021). The Group will require to have equity or debt financing to meet its financial obligations.

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, equity prices, and exposure of long term investments.

(i) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group is exposed to short term interest rates through the interest earned on cash balances. As at December 31, 2014 the Group has cash balances of $476,288 (December 31, 2013: $457,689) and no interest-bearing debt. The Group's current policy is to invest excess cash in short-term deposits with its banking institutions. The Group periodically monitors the investments it makes and is satisfied with the credit ratings of its banks.

A change of 1% in interest rates at the reporting date would have increased (decreased) equity and profit or loss by approximately $nil and $nil for the years ended December 31, 2014 and 2013 respectively. This analysis assumes that all other variables, in particular foreign currency rates, remain constant. The analysis is performed on the same basis.

(ii) Foreign currency exchange rate risk

Foreign currency exchange rate risk is the risk that the fair value of financial instruments or future cash flows will fluctuate as a result of changes in foreign exchange rates.

The Group's functional currency is the Canadian dollar and major transactions are transacted in Canadian dollars. Management believes the foreign exchange risk derived from currency conversions is minimal and therefore does not hedge its foreign exchange risk.

Capital management

The Group’s objective when managing capital is to safeguard the entity’s ability to continue as a going concern.

In the management of capital, the Group monitors its adjusted capital which comprises all components of equity (i.e. share capital, accumulated other comprehensive income (loss) and deficit).

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)

9. Risk management framework - Continued

Capital management - Continued

The Group manages its capital structure and makes adjustments to it, based on the funds available to the Group, in order to meet its daily operating expenses. The Group may sell some of its available-for-sale investments for additional cash required. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Group's management to sustain future development of the business.

There were no changes in the Group's approach to capital management during the years ended December 31, 2014 and 2013. The Group is not subject to externally imposed capital requirements.

10. Related Parties Transactions

The aggregate value of transactions and outstanding balances relating to key management personnel and entities over which they have control or significant influence were as follows:

		Transaction value		Balance outstanding
		Year ended December 31,		December 31,	December 31,
Officer	Transaction	2014	2013	2014	2013

Karen Hartlin	Management fee & rent	$109,200	$109,200	$71,211	$79,010
		$109,200	$109,200	$71,211	$79,010

During the years ended December 31, 2014 and 2013, Hartlin Management Services, a private company controlled by CFO of the Group, Karen Hartlin, charged management fee of $8,000 per month to the Group.

The amounts due to related parties do not bear interest, are unsecured, and have no fixed payment term; accordingly the fair value cannot be readily determined.

See note 7.

11. Income Tax

The following table reconciles the expected income tax expense (recovery) at the Canadian statutory income tax rates to the amounts recognized in the consolidated statements of operations for the years ended December 31, 2014 and 2013:

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)
11. Income Tax - Continued

	2014	2013

Income (loss) before income taxes	$(324,104)	$(174,884)
Corporate tax rate	13.50%	13.50%

Expected tax expense (recovery) at statutory rates	$(43,754)	$(23,609)
Increase (decrease) resulting from:
Non-deductible items	107	(155)
Change in estimates	2,902	-
Change in enacted rates	(28,629)	(22,344)
Marketable securities	12,727	(368)
Change in Deferred tax asset not recognized	56,647	46,475
Deferred income tax provision	$-	$-

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax values. Deferred tax assets (liabilities) at December 31, 2014 and 2013 are comprised of the following:

	2014	2013

Deferred income tax assets
Non capital loss carryforwards	$323,445	$241,725
Capital loss carryforwards	635	614
Marketable securities	(148)	11,854
Fixed assets	(12,936)	134
Total deferred income tax assets	310,996	254,327
Unrecognized deferred income tax assets	(310,996)	(254,327)
Net deferred income tax assets	$-	$-

The Company has non capital loss carryforwards of approximately $1,244,018 (2013: $929,713) which may be carried forward to apply against future income for Canadian income tax purposes, subject to the final determination by taxation authorities, expiring in the following years:

New Fuel Systems Inc.
Notes to the Consolidated Financial Statements
Year Ended December 31, 2014
(Expressed in Canadian dollars)
11. Income Tax - Continued

2027	$ 128,269
2028	107,943
2029	204,894
2030	179,050
2031	113,632
2032	18,967
2033	170,046
2034	321,217
$ 1,244,018

In addition, the Company has capital losses of $4,883 (2013: $4,723), which may be carried forward indefinitely and applied to reduce future capital gains.

The deferred tax assets have not been recognized because at this stage of the Company’s development, it is not probable that future taxable profit will be available against which the Company can utilize such deferred tax assets.

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The formation and governing documents of the Company provide that the officers and directors of the Company shall be indemnified for their actions as officers and directors to the fullest extent allowed by law.

Applicable portions of the Business Corporation Act (BC) provide that officers and directors of the Company shall be indemnified as follows:

Indemnification and payment permitted

160  Subject to section 163, a company may do one or both of the following:
     (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;
     (b) after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.
Mandatory payment of expenses

161  Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party
     (a) has not been reimbursed for those expenses, and
     (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Authority to advance expenses

162  (1) Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.
(2) A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

Indemnification prohibited

163  (1) A company must not indemnify an eligible party under section 160 (a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:
     (a) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
     (b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;
     (c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;
     (d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.
(2) If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:
     (a) indemnify the eligible party under section 160 (a) in respect of the proceeding;
     (b) pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.

Court ordered indemnification

164  Despite any other provision of this Division and whether or not payment of expenses or indemnification has been sought, authorized or declined under this Division, on the application of a company or an eligible party, the court may do one or more of the following:
     (a) order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;
     (b) order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;
     (c) order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;
     (d) order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;
     (e) make any other order the court considers appropriate.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES

During the year 2012, the Company issued 11,500 common shares at the price of $0.75 per share for aggregate proceed of $8,625.

During the year 2013, the Company issued 1,077,005 common shares at the price from $0.05 to $1.00 per share for aggregate proceed of $607,810.

During the year 2013, the Company entered a Special Private Placement Agreement (the “Agreement”) with a third party.   The third party will invest up to $100 million in the Company. As a result, the Company issued 5,340,000 common shares at the price of $0.75 per share for the commitment fee of $4,000,000 paid to the third party pursuant to the Agreement. As at December 31, 2013, such commitment fee has been recorded as deferred charge.

During the year 2014, the Company issued 477,480 common shares at the price from $0.25 to $0.75 per share for aggregate proceeds of $197,040.

All shares issued in 2012, 2103 and 2014, were issued pursuant to National Instrument 45-106 of the Prospectus and Registration Exemptions of the Province of British of Columbia Securities Act.  Investors residing in the U.S. also invested in the Company pursuant to the rules and regulations of Regulation S promulgated under the United States Securities Act of 1933.  Investors were all family, friends, business associates, and/or accredited investors.  There was no general solicitation or public offering in connection with the issuance of any shares.  Pursuant to the rules and regulations of Regulation S, New Fuel Systems is a non-U.S. person.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits

The following exhibits are filed with this registration statement:

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Gary R. Henrie, Attorney at Law regarding the legality of the common stock being registered
10.1	Lambert Special Private Placement Agreement
10.2	Foam Recycling Letter of Intent
10.3	Hartlin Management Agreement
10.4	Premises Rental Agreement
21.1	List of Subsidiaries (1)
23.1	Consent of MNP LLP
23.2	Consent of Gary R. Henrie (included in Exhibit 5.)
23.3	Powers of attorney (included in signature page)
99	NASDAQ Rule 4200(a)(15) regarding Director Independence (1)

(1) Attached as an exhibit to the original registration statement filing on Form F-1 filed with the Securities and Exchange Commission on February 11, 2015.

(b) Financial Statement Schedules

See the Index to Financial Statements included on page 32 for a list of the financial statements included in this prospectus.

ITEM 9.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby, which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Langley, Province of British Columbia, on April 27, 2015 .

NEW FUEL SYSTEMS INC. /s/ Jack Stuart
By:
Jack Stuart
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jack Stuart his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Jack Stuart
_____________________________________
Jack Stuart, CEO and President
Date:   April 27, 2015

/s/ Karen Hartlin
_____________________________________
Karen Hartlin, Administrative Manager and
Secretary/Treasurer
Date:   April 27, 2015

/s/ Robert Intile
_____________________________________
Robert Intile, Director
Date:   April 27, 2015

/s/ Satyendra Tripathi
_____________________________________
Satyendra Tripathi, Director
Date:   April 27, 2015

/s/ Harvey Lawson
_____________________________________
Harvey Lawson, Director
Date:   April 27, 2015

/s/ Douglas R. Myrdal
_____________________________________
Douglas R. Myrdal, Director, CFO and
Principal Accounting Officer
Date:   April 27, 2015

/s/ Dr. David Wang
_____________________________________
Dr. David Wang, Director
Date:   April 27, 2015

/s/ Christopher Reynolds
_____________________________________
Christopher Reynolds, Director
Date:   April 27, 2015

/s/ Gary R. Henrie
_____________________________________
Gary R. Henrie, U.S. Representative
Date:   April 27, 2015